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                           REVOLVING CREDIT AGREEMENT


     This Revolving Credit Agreement (the "Agreement") is made and entered into as of July 1, 1994, by and between WELLS FARGO BANK, N.A. ("Wells Fargo") and INTERNATIONAL RECTIFIER CORPORATION (the "Borrower") on the terms and conditions set forth below:


                                    SECTION I

                                   DEFINITIONS

     1.01 CERTAIN DEFINED TERMS. Unless elsewhere defined in this Agreement, the following terms shall have the following meanings (such meanings to be generally applicable to the singular and plural forms of the terms defined):

          (a) "ADVANCE" shall mean an advance to the Borrower under the Revolving Credit Facility.

          (b) "APPLICATIONS" shall mean Wells Fargo's form "Application For Standby Letter of Credit" and form "Application For Commercial Letter of Credit" attached to this Agreement as Exhibits C and D respectively.

          (c) "BANKRUPTCY CODE" shall mean the Bankruptcy Reform Act, Title 11 of the United States code, as amended or recodified from time to time.

          (d) "BUSINESS DAY" shall mean a day other than a Saturday or Sunday on which commercial banks are open for business in the State of California, and, with respect to LIBO Rate Advances, on which dealings are carried on in the London interbank market and banks are open for business in London.

          (e) "COMMITMENT" shall mean the obligation of Wells Fargo, in accordance with the terms of this Agreement, to make the Advances to the Borrower and to issue Letters of Credit for the account of the Borrower in a combined aggregate principal amount at any one time outstanding of Ten Million Dollars ($10,000,000.00).

          (f) "CONSOLIDATED OPERATING LOSS" shall mean a loss from operations before other income and expenses, income taxes and extraordinary items as set forth on the Borrower's consolidated statement of income.

          (g) "COST OF FUNDS ADVANCE" shall mean an Advance in a minimum amount of Five Hundred Thousand Dollars ($500,000.00) and in One Hundred Thousand Dollar ($100,000.00) increments thereafter for which interest is based on the Cost of Funds Rate.

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          (h)  "COST OF FUNDS INTEREST PERIOD" shall mean, for each Cost of
Funds Advance, a period of one (1), three (3), six (6), nine (9), twelve (12) or eighteen (18) months, as designated by the Borrower, during which all or a portion of the Advances under the Revolving Credit Facility bear interest determined in relation to the Cost of Funds Rate; provided, however, that (a) if a Cost of Funds Interest Period commences on a date for which there is no corresponding date in the month in which such Cost of Funds Interest Period is to end, such Cost of Funds Interest Period shall end on the last Business Day of such month; (b) if the last day of any Cost of Funds Interest Period occurs on a day which is not a Business Day, such Cost of Funds Interest Period shall be extended to expire on the next succeeding Business Day; and (c) no Cost of Funds Interest Period may extend beyond the Maturity Date.

          (i) "COST OF FUNDS RATE" shall mean, for each Cost of Funds Interest Period, a fixed rate (rounded upward if necessary to the nearest 1/100th of 1%) determined by Wells Fargo in its sole and absolute discretion to be equal to Wells Fargo's cost of acquiring funds (adjusted for any and all assessments, surcharges and reserve requirements pertaining to the borrowing or purchase by Wells Fargo of such funds) for a term comparable to such Interest Period and in an amount approximately equal to the amount of the Cost of Funds Advance to be outstanding during such Cost of Funds Interest Period. The Cost of Funds Rate applicable to any Cost of Funds Advance for any Cost of Funds Interest Period shall be determined on the first day of such Cost of Funds Interest Period and will not be adjusted during such Cost of Funds Interest Period to reflect any change in the reserve requirements applicable to such Advances (which shall include, but not be limited to, any basic, supplemental or emergency reserve requirements imposed on any bank by any Governmental Authority). Each change in the applicable reserve requirement will affect the Cost of Funds Rate applicable during Cost of Funds Interest Periods commencing on or after the date of such change.

          (j) "DEBT" shall mean all Indebtedness and other liabilities of the Borrower or any Subsidiary and/or the Borrower and all the Subsidiaries, as the case may be, as set forth on the Borrower's and/or such Subsidiary's balance sheet.

          (k)  "DOLLARS" AND "$" shall mean lawful money of the United States.

          (l) "DOMESTIC" shall mean the consolidated United States and Mexican maquiladora operations of the Borrower.

          (m) "EFFECTIVE TANGIBLE NET WORTH" shall mean the Borrower's stated net worth, but less all intangible assets of the Borrower (that is, goodwill, trademarks, patents, copyrights, organization expense, loans and advances to employees, and similar intangible items), but excluding any cumulative translation adjustments to equity for the value of foreign assets based upon changes in foreign exchange rates.

          (n) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

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          (o)  "EVENT OF DEFAULT" shall have the meaning set forth in Section 7 of this Agreement.

          (p) "FIXED RATE ADVANCES" shall mean the Cost of Funds Advances and the LIBO Rate Advances.

          (q) "GAAP" shall mean generally accepted accounting principles in the United States as in effect from time to time.

          (r) "GOVERNMENTAL AUTHORITY" shall mean any domestic or foreign national, state or local government, any political subdivision thereof, any department, agency, authority or bureau of any of the foregoing, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, but not limited to, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the Comptroller of the Currency, any central bank or any comparable authority.

          (s) "INDEBTEDNESS" shall mean, with respect to the Borrower, (i) all indebtedness for borrowed money, and (ii) all indebtedness for the deferred purchase price of property or services due more than 45 days from the date of payment specified on the invoice for such obligation in respect of which the Borrower is primarily liable as obligor, and (iii) obligations under leases which shall have been or should be, in accordance with GAAP, reported as capital leases in respect of which the Borrower is primarily liable.

          (t) "INTEREST PERIOD" shall mean a Cost of Funds Interest Period or a LIBO Rate Interest Period as the context shall require.

          (u) "LETTER OF CREDIT" shall mean a commercial and/or standby letter of credit issued by Wells Fargo pursuant to the Revolving Credit Facility subfeature for letters of credit, as described more fully in Section 3 of this Agreement.

          (v) "LETTER OF CREDIT AGREEMENTS" shall mean (a) Wells Fargo's standard "Continuing Standby and Commercial Letter of Credit Agreement", substantially in the form of Exhibit B attached hereto and all related documents required in connection therewith, (b) Wells Fargo's standard "Application For Standby Letter of Credit", substantially in the form of Exhibit C attached hereto, and (c) Wells Fargo's standard "Application For Commercial Letter of Credit", substantially in the form of Exhibit D attached hereto.

          (w) "LETTER OF CREDIT COMMITMENT" shall mean the obligation of Wells Fargo, in accordance with the terms of this Agreement, to issue Letters of Credit for the account of the Borrower in an aggregate face amount at any one time outstanding, less any partial drawings paid by Wells Fargo under Letters of Credit and not reimbursed by the Borrower, of Five Million Dollars ($5,000,000.00).

          (x) "LETTER OF CREDIT SUB-FACILITY" shall mean the letter of credit sub-facility described in Section 3 of this Agreement of the Revolving Credit Facility, under which Wells Fargo agrees to issue commercial and standby letters of credit for the account of the

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Borrower up to an amount of Five Million Dollars ($5,000,000.00) at any one time outstanding.

          (y) "LIBO RATE" shall mean, for each LIBO Rate Interest Period, a rate per annum (rounded upward if necessary to the nearest 1/8th of 1%) equal to the quotient of (a) the rate per annum at which Dollar deposits are offered to Wells Fargo in the London interbank eurodollar currency market on the second Business Day prior to the commencement of such LIBO Rate Interest Period at or about 11:00 a.m. London time (for delivery on the first day of such LIBO Rate Interest Period) for a term comparable to such LIBO Rate Interest Period and in an amount approximately equal to the amount of the LIBO Rate Advance to be outstanding during such LIBO Rate Interest Period DIVIDED BY (b) one minus the Reserve Requirement for such LIBO Rate Advance in effect from time to time. The LIBO Rate applicable to LIBO Rate Advances during each LIBO Rate Interest Period shall be determined two Business Days prior to the first day of such LIBO Rate Interest Period and will not be adjusted during such LIBO Rate Interest Period to reflect any change in the applicable Reserve Requirement occurring during such LIBO Rate Interest Period. Each change in the applicable Reserve Requirement will affect the LIBO Rate applicable during LIBO Rate Interest Periods commencing on or after the date of such change.

          (z) "LIBO RATE ADVANCE" shall mean an Advance in a minimum amount of $500,000 and in $100,000 increments thereafter for which interest is based on the LIBO Rate.

          (aa) "LIBO RATE INTEREST PERIOD" shall mean, for each LIBO Rate Advance, a period of one (1) month, two (2) months, three (3) months, six (6) months (if available), nine (9) months (if available) or twelve (12) months (if available), as designated by the Borrower, during which all or a portion of the Advances under the Revolving Credit Facility bear interest determined in relation to the LIBO Rate; provided, however, that (a) if a LIBO Rate Interest Period commences on a date for which there is no corresponding date in the month in which such LIBO Rate Interest Period is to end, such LIBO Rate Interest Period shall end on the last Business Day of such month, (b) if the last day of any LIBO Rate Interest Period occurs on a day which is not a Business Day, such LIBO Rate Interest Period shall be extended to expire on the next succeeding Business Day; provided further, however, that if such extension would cause the last day of any LIBO Rate Interest Period to occur in the next following calendar month, such LIBO Rate Interest Period shall expire on the next preceding Business Day, and (c) no LIBO Rate Interest Period may extend beyond the Maturity Date.

          (bb) "LIQUID ASSETS" shall mean all Domestic cash and cash equivalents plus all Domestic accounts receivable, less any inter-company accounts receivable.

          (cc) "LOAN DOCUMENTS" shall mean this Agreement, the Note, the Letter of Credit Agreements, and any foreign exchange agreements or contracts or documents signed by the Borrower in favor of Wells Fargo which indicate on their face or in their text that they are Loan Documents, and each other contract, instrument and document required by or executed in connection with this Agreement, the Note, the Letter of Credit Agreements, or any such foreign exchange agreements or contracts or documents.

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          (dd) "MATURITY DATE" shall mean October 31, 1996 or the date of termination of the Commitment pursuant to Section 7 of this Agreement, whichever shall occur first.

          (ee) "NOTE" shall mean the Revolving Credit Facility Note.

          (ff) "OBLIGATIONS" shall mean all amounts owing by the Borrower to Wells Fargo pursuant to this Agreement and the Loan Documents, including, but not limited to, the unpaid principal amount of the Advances.

          (gg) "OTHER TAXES" shall have the meaning assigned to it in Section 2.15(b) of this Agreement.

          (hh) "PERMITTED DOMESTIC LIENS" shall mean: (i) liens and security interests securing indebtedness owed by the Borrower to Wells Fargo; (ii) liens for taxes, assessments or similar charges either not more than 45 days past due or being contested in good faith; (iii) liens of materialmen, mechanics, warehousemen, or carriers or other like liens arising in the ordinary course of business and securing obligations which are not more than 45 days past due or being contested in good faith; (iv) purchase money liens or purchase money security interests upon or in any property acquired or held by the Borrower in the ordinary course of business to secure Indebtedness outstanding on the date hereof or permitted to be incurred under Section 6.09 of this Agreement; (v) liens and security interests which, as of the date hereof, have been disclosed to and approved by Wells Fargo in writing; (vi) liens in connection with workers' compensation, unemployment insurance and such other types of insurance;
(vii) liens to secure performance bonds and bid bonds and other similar obligations; (viii) liens resulting from zoning restrictions, easements and such other similar restrictions on the use of real property; and (ix) liens arising from judgments and attachments that would not constitute an Event of Default hereunder.

          (ii) "PERSON" shall mean any individual, corporation, partnership, joint venture or other organization or entity.

          (jj) "PLAN" shall mean any defined employee pension benefit plan maintained or contributed to by Borrower and insured by the Pension Benefit Guaranty Corporation under title IV of ERISA.

          (kk) "POTENTIAL EVENT OF DEFAULT" shall mean any condition, occurrence or event which, after notice or the passage of time or both, would constitute an Event of Default.

          (ll) "PRIME RATE" shall mean, at any time, the rate of interest most recently announced within Wells Fargo at its principal office in San Francisco as its Prime Rate, with the understanding that Wells Fargo's Prime Rate is one of its base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof in such internal publication or publications as Wells Fargo may designate.

          (mm) "PRIME RATE ADVANCE" shall mean an Advance for which interest is based on the Prime Rate.

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          (nn) "RESERVE REQUIREMENT" shall mean, with respect to any day in a
LIBO Rate Interest Period, the aggregate of the reserve requirement rates (expressed as a decimal) in effect on such day for eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of the Board of Governors of the Federal Reserve System) maintained by a member bank of the federal Reserve System. As used herein. the term "Reserve Requirement" shall include, but not be limited to, any basic, supplemental or emergency reserve requirements imposed on any bank by any Governmental Authority.

          (oo) "REVOLVING CREDIT ACCOUNT" shall mean the account in which Wells Fargo makes entries for each Advance and such other debits and credits as shall be appropriate in connection with the Revolving Credit Facility.

          (pp) "REVOLVING CREDIT FACILITY" shall mean the credit facility described in Section 2 of this Agreement under which all Wells Fargo offers Borrower a revolving credit accommodation in the maximum total principal amount of Ten Million Dollars ($10,000,000.00).

          (qq) "SUBORDINATED DEBT" shall mean such liabilities of the Borrower which have been subordinated to those owed to Wells Fargo in a manner acceptable to Wells Fargo.

          (rr) "SUBSIDIARY" shall mean any corporation, association or other business entity of which Borrower owns directly or indirectly more than fifty percent (50%) of the voting securities thereof or in which Borrower otherwise owns a controlling interest.

          (ss) "TAXES" shall have the meaning assigned to it in Section 2.15(a) of this Agreement.

          (tt) "TEMECULA FACILITY" shall mean the Borrower's wafer fabrication and assembly plant existing on the date of this Agreement on the property owned by the Borrower in Temecula, California, and the addition to such plant to be built in the future.

     1.02 ACCOUNTING TERMS. All references to financial statements, assets, liabilities, and similar accounting items not specifically defined herein shall mean such financial statements or such items prepared or determined in accordance with GAAP consistently applied and, except where otherwise specified, all financial data submitted pursuant to this Agreement shall be prepared in accordance with GAAP.

     1.03 OTHER TERMS. Other terms not otherwise defined shall have the meanings attributed to such terms in the California Uniform Commercial Code.


                                    SECTION 2

                            REVOLVING CREDIT FACILITY

     2.01 REVOLVING CREDIT FACILITY. On the terms and conditions as set forth herein, Wells Fargo agrees to make Advances in Dollars to the Borrower from time to time from the date

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hereof to the Maturity Date; provided, however, that the aggregate amount of such Advances outstanding at any one time may not exceed $10,000,000.00 ("Revolving Credit Facility"). Within the foregoing limits, the Borrower may borrow, partially or wholly prepay, and reborrow under this Section 2.

     2.02 MAKING ADVANCES. Each Advance shall be conclusively deemed to have been made at the request of and for the benefit of the Borrower when made upon telephonic or facsimile request received from the Borrower, with a confirmation in writing sent within two Business Days, and (i) when credited to any deposit account of the Borrower maintained with Wells Fargo, or (ii) when paid in accordance with the Borrower's written instructions. Each request for an Advance must be received not later than 12:00 p.m. (California time) on the Business Day specified for a Prime Rate Advance and 7:00 a.m. (California time) two Business Days prior to the date specified for a LIBO Rate Advance or a Cost of Funds Advance, each of which dates shall be a Business Day. The rates for a LIBO Rate Advance or a Cost of Funds Advance shall be set on the same Business Day as the request is received if it is received by 7:00 a.m. and on the next succeeding Business Day if it is received after 7:00 a.m. Any request for an Advance received after the above-specified deadline may, at Wells Fargo's option, be deemed to be a request for an Advance to be made on the next succeeding Business Day for a Prime Rate Advance and the third succeeding Business Day for a LIBO Rate Advance or a Cost of Funds Advance. Wells Fargo shall not incur any liability to the Borrower in acting upon any telephonic notice referred to above given by someone who identifies himself or herself as a person named on the Note or on a list of persons authorized to borrow money for the Borrower given to Wells Fargo from time to time by the Borrower's chief financial officer, and upon the making of the Advance by Wells Fargo in accordance with any such telephonic notice, the Borrower shall have effected an Advance hereunder.

     2.03 MANDATORY REPAYMENT. On the Maturity Date, the Borrower hereby promises and agrees to pay to Wells Fargo in full the aggregate unpaid principal amount of all Advances then outstanding, together with all accrued and unpaid interest thereon.

     2.04 INTEREST ON ADVANCES. Interest shall accrue from the date of each Advance at one of the following rates, as quoted by Wells Fargo and as elected by the Borrower pursuant to this Section 2.04 or Section 2.05 of this Agreement:

          (a) PRIME RATE ADVANCES. For Advances designated as Prime Rate Advances, a fluctuating rate per annum equal to the Prime Rate in effect from time to time. Interest shall be adjusted concurrently with any change in the Prime Rate.

          (b) LIBO RATE ADVANCES. For Advances designated as LIBO Rate Advances, a fixed rate per annum determined by Wells Fargo to be one and one-quarter percent (1.25%) above the LIBO Rate in effect on the first day of the LIBO Rate Interest Period for the Advance.

          (c) COST OF FUNDS ADVANCES. For Advances designated as Cost of Funds Advances, a fixed rate per annum determined by Wells Fargo to be one and one-quarter

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percent (1.25%) above the Cost of Funds Rate in effect on the first day of the
Cost of Funds Interest Period for the Advance.

All interest on Advances shall be computed on the basis of a 360 day year, actual days elapsed. Interest on Prime Rate Advances and Cost of Funds Advances shall be paid in Dollars in arrears in monthly installments commencing on the first day of the month following the date of the first such Advance and continuing on the first day of each month thereafter. Interest on any LIBO Rate Advance shall be paid in arrears on the last day of the LIBO Rate Interest Period pertaining to such LIBO Rate Advance and, if such Interest Period is greater than three months, on that date falling three months (if the LIBO Rate Interest Period is six months), three months and six months (if the LIBO Rate Interest Period is nine months) and three months, six months and nine months (if the LIBO Rate Interest Period is twelve months) after the first day of such Interest Period.

     2.05 INTEREST ON OVERDUE PAYMENTS. Overdue payments of principal (and of interest and fees to the extent permitted by law) on the Advances, and all amounts payable on demand in accordance with the terms of this Agreement which are not paid on demand, shall bear interest at a fluctuating rate per annum equal to the Prime Rate plus three percent (3%) until such unpaid amount has been paid in full (whether before or after judgment); provided, however, that such rate of interest shall in no event be less than the interest rate in effect at the time such payment was due. All interest provided for in this Section
2.05 shall be compounded monthly, based on a year of 360 days for actual days elapsed, and be payable on demand. Except as provided in this Section 2.05, the Advances will bear interest (whether before or after any breach of this Agreement) at the rate of interest specified in Section 2.04 of this Agreement.

     2.06 PROMISSORY NOTE. The Borrower's obligation to repay Advances under the Revolving Credit Facility shall be evidenced by the Note, all the terms of which are incorporated in this Agreement by this reference.

     2.07 REDUCTION OF COMMITMENT. The Borrower may reduce the amount of the Commitment at any time (with any such reduction to be in a minimum amount of $100,000 and in integral multiples of $100,000) by giving Wells Fargo written notice of the amount to which the Commitment is to be reduced, with such reduction to be effective as of the close of business on the date specified in said notice, which date must be a Business Day and must be at least two Business Days after such notice is actually received by Wells Fargo; provided, however, that (a) no such reduction may reduce the Commitment to an amount less than (i) the total principal amount of all the Advances outstanding at such time, plus
(ii) the total undrawn amount of all Letters of Credit outstanding at such time, plus (iii) all amounts paid by Wells Fargo under Letters of Credit and not yet reimbursed by the Borrowers, (b) after giving Wells Fargo a notice of reduction of the Commitment, the Borrower may not subsequently increase the amount of the Commitment, and (c) any such reduction which reduces the Commitment below Five Million Dollars ($5,000,000.00) shall also reduce the amount of the Letter of Credit Commitment to the amount of the reduced Commitment.

     2.08 NOTICE OF ELECTION TO ADJUST INTEREST RATE. Before the end of any Cost of Funds Interest Period or LIBO Rate Interest Period, the Borrower may elect that interest on the

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Cost of Funds Advance or the LIBO Rate Advance outstanding during such Interest
Period shall continue to accrue after the end of such Interest Period at a new LIBO Rate or Cost of Funds Rate quoted by Wells Fargo for an additional Interest Period of the same duration or any other duration permitted under this Agreement; provided, however, that such election shall specify the duration of the next Interest Period and be received by Wells Fargo no later than 7:00 a.m. two Business Days prior to the last day of the LIBO Rate Interest Period for a LIBO Rate Advance or 1:00 p.m. one Business Day prior to the last day of a Cost of Funds Interest Period for a Cost of Funds Advance. Before the end of any Cost of Funds Interest Period or LIBO Rate Interest Period, the Borrower may elect that interest on the Cost of Funds Advance or the LIBO Rate Advance outstanding during such Interest Period shall accrue at the Prime Rate after the end of such Interest Period; provided, however, that such election shall be received by Wells Fargo no later than one Business Day prior to the last day of such Interest Period. The elections referred to above may be made by telephone if they are immediately confirmed in writing by telecopy, with the original of such writing deposited in the United States mail or with an air courier on the same day addressed to Wells Fargo. Wells Fargo shall not incur any liability to the Borrower in acting upon any telephonic notice referred to above given by someone who identifies himself or herself as a person named on the Note or on a list of persons authorized to borrow money for the Borrower given to Wells Fargo from time to time by the Borrower's Chief Financial Officer, and upon the continuation of any Advance by Wells Fargo in accordance with any such telephonic notice, the Borrower shall have effected the continuation of an Advance hereunder. If Wells Fargo shall not have received notice as required by this Section 2.08 of Borrower's election that interest on any Fixed Rate Advance shall continue to accrue at a LIBO Rate or Cost of Funds Rate or Prime Rate quoted by Wells Fargo, as the case may be, and the Borrower does not repay the Advance in full, the Borrower shall be deemed to have elected that interest on the Advance after the end of the current Interest Period shall be adjusted to accrue at the Prime Rate then in effect.

     2.09 PREPAYMENT.

          (a) The Borrower may prepay any Advance in whole or in part, at any time and without penalty; provided, however, that (i) any partial prepayment shall first be applied, at Wells Fargo's option, to accrued and unpaid interest and next to the outstanding principal balance; and (ii) during any period of time in which interest is accruing on any Advance on the basis of the LIBO Rate or the Cost of Funds Rate, no prepayment shall be made except on a day which is the last day of the Interest Period pertaining thereto; provided, however, if the whole or any part of any Fixed Rate Advance is prepaid by reason of acceleration or otherwise, the Borrower shall, upon Wells Fargo's request, promptly pay to and indemnify Wells Fargo for all costs and losses actually incurred by Wells Fargo as a consequence of such prepayment, and provided further, that any prepayment under this Agreement shall not be deemed to be an Event of Default.

          (b) If, on the last day of any Interest Period, the aggregate principal amount of all LIBO Rate Advances then outstanding, when combined with the aggregate principal amount of all Prime Rate Advances and Cost of Funds Advances then outstanding and the aggregate amount of all Letters of Credit then outstanding and (without duplication) the aggregate amount of all drawings paid by Wells Fargo under Letters of Credit and not then reimbursed by the Borrower, exceeds the Commitment, the Borrower shall on such last day prepay to Wells Fargo an aggregate principal amount of such Advances at least equal to such excess together with accrued interest on the principal amount prepaid to the date of such prepayment.

     2.10 APPLICATION OF PREPAYMENTS. Unless otherwise directed by Borrower, Wells Fargo shall apply all prepayments not designated by Borrower to apply to any Advance or Advances first to all the Prime Rate Advances outstanding at the time of such prepayment and second to any outstanding LIBO Rate and/or Cost of Funds Advances on a prorated basis determined in relation to the amount of LIBO Rate and Cost of Funds Advances outstanding at the time of such prepayment to the total amount of all LIBO Rate and Cost of Funds Advances outstanding at such time.

     2.11 INTEREST PERIOD BREAKAGE COSTS. If any Fixed Rate Advance shall become due and payable prior to the last day of its Interest Period by acceleration or otherwise, or if the Borrower shall fail to borrow a Fixed Rate Advance on the date specified by the Borrower for such Advance (other than as a result of Wells Fargo's failure to make funds available for such Advance), the Borrower shall, with respect to any prepayment of all or any portion of a Fixed Rate Advance or the failure to borrow all or any portion of a Fixed Rate Advance, on the date specified for such Advance, pay to Wells Fargo immediately upon demand a fee which is the sum of the discounted monthly differences for each month from the month in which the prepayment or failure to borrow occurs through the month in which the final day of the Interest Period for such prepaid or non-borrowed Fixed Rate Advance occurs, with the discounted monthly differences being calculated as follows:

          (a) DETERMINE the amount of interest which would have accrued each month on the amount prepaid or not borrowed at the Cost of Funds Rate, in the case of a Cost of Funds Advance, or the LIBO Rate, in the case of a LIBO Rate Advance, applicable to such amount had it remained outstanding or been borrowed and outstanding until the last day of the applicable Interest Period,

          (b) SUBTRACT from the amount determined in subsection (a) above the amount of interest which would accrue for the same month on the amount prepaid or not borrowed for the remaining term of the Interest Period in which such prepayment occurs or such borrowing was to be made at the LIBO Rate, in the case of a LIBO Rate Advance, or the Cost of Funds Rate, in the case of a Cost of Funds Advance, as determined by Wells Fargo in its sole discretion, in effect on the date of prepayment for new Fixed Rate Advances of the type prepaid or not borrowed made for such term and in a principal amount equal to the amount prepaid or not borrowed.

          (c) If the result obtained in (b) for any month is greater than zero, discount that difference by the LIBO Rate or the Cost of Funds Rate used in (b) above.

The Borrower acknowledges that prepayments of LIBO Rate Advances and Cost of Funds Advances before the end of their Interest Periods and failure to borrow a Fixed Rate Advance after it is requested will result in Wells Fargo incurring additional costs, expenses and/or liabilities, and that it is extremely difficult to ascertain the full extent of such costs, expenses and/or liabilities. Wells Fargo will send the Borrower in writing Wells Fargo's calculation of the above-described fee, and the Borrower agrees that the amount of such fee determined by such calculation represents a reasonable estimate of the prepayment and non-borrowing costs, expenses and/or liabilities of Wells Fargo, and that the Borrower will pay such fee as so calculated absent manifest error. If the Borrower fails to pay any fee for any prepayment or failure to borrow when due, the amount of such fee shall thereafter bear interest until paid at a fluctuating rate per annum equal to the Prime Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed) plus three percent (3%).

     2.12 INDEMNIFICATION FOR LIBO RATE AND COST OF FUNDS RATE COSTS. Notwithstanding anything provided in the definitions of Cost of Funds Rate and LIBO Rate in Section 1.01 of this Agreement, during any period of time after the date of this Agreement in which interest on any Advance is accruing on the basis of the LIBO Rate or the Cost of Funds Rate, the Borrower shall, upon Wells Fargo's written request, which request shall explain in reasonable detail the reason for such costs or payments and shall be conclusive and binding on the Borrower absent manifest error, promptly pay to, and reimburse Wells Fargo for, any increase in the cost to Wells Fargo of, or any reduction in the amount of any sum receivable by Wells Fargo in respect of, making, continuing or maintaining (or of Wells Fargo's obligation to make, continue or maintain) any Advance as, or of converting (or of Wells Fargo's obligation to convert) any Advance into, Fixed Rate Advances (including, but not limited to, any imposition or effectiveness of reserve requirements, assessments, deposits or similar requirements) that arise after the date of this Agreement in connection with any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law, regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority.

     2.13 INABILITY TO DETERMINE THE LIBO RATE OR COST OF FUNDS RATE. In the event that Wells Fargo shall at any time decide that the accrual of interest on the basis of the LIBO Rate or the Cost of Funds Rate (i) cannot be determined at the time of any borrowing or the continuation of any borrowing because Dollar deposits, contracts or time deposits in an amount approximately equal to the amount of the relevant Fixed Rate Advance and for a period of time approximately equal to relevant Interest Period are not available, or (ii) is or has become unlawful or impossible by reason of Wells Fargo's compliance with any new law, rule, regulation, guideline or order, or any new interpretation of any present law, rule, regulation, guideline or order, then Wells Fargo shall give telephonic notice thereof (confirmed in writing) to the Borrower, in which event such Fixed Rate Advance shall not be made or, at the election of the Borrower, be made as a Prime Rate Advance or, if already made, shall be immediately prepaid, but then may be converted into a Prime Rate Advance at the election of the Borrower. In the event that Wells Fargo shall at any time decide that the accrual of interest on the basis of the LIBO Rate for a LIBO Rate Advance or the Cost of Funds Rate for a Cost of Funds Advance does not accurately reflect the cost to Wells Fargo of making or continuing such Fixed Rate Advance, then Wells Fargo shall give telephonic notice thereof (confirmed in writing) to the Borrower and such Fixed Rate Advance shall not be made or, at the election of the Borrower, be made as a Prime Rate Advance, if such Fixed Rate Advance has not yet been made, without the Borrower paying any interest breakage costs referred to in Section 2.11 of this Agreement, or, if such Fixed Rate Advance has already been made, such Fixed Rate Advance will be paid on the last day of the Interest Period in which the Borrower receives such notice.

     2.14 PAYMENTS. Payment of all sums due from the Borrower under this Agreement with respect to Advances and reimbursement of Letter of Credit payments made by Wells Fargo shall be made by the Borrower to Wells Fargo in immediately available funds. Each such payment by the Borrower shall be made without setoff or counterclaim on the day such payment is due. All sums received after such time shall be deemed received on the next Business Day. Whenever any payment under this Agreement shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest; provided, however, if such extension would cause payment of interest on, or principal of, LIBO Rate Advances to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day.

     2.15 TAXES.

          (a) Any and all payments by the Borrower shall be made hereunder free and clear of, and without deduction for, any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, existing on or arising after the date of this Agreement, excluding taxes imposed on Wells Fargo's income, and franchise taxes imposed on it by the jurisdiction under the laws of which Wells Fargo is organized or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.15) Wells Fargo receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

          (b) In addition, Borrower agrees to pay any stamp or documentary taxes, or any other excise or property taxes, charges or similar levies, existing on or arising after the date of this Agreement, which arise from any payment or registration of, or otherwise with respect to, this Agreement (hereinafter referred to as "Other Taxes").

          (c) Borrower will indemnify Wells Fargo for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.15) paid by Wells Fargo and any liability (including, without limitation, penalties, interest and expenses) arising therefrom or with respect thereto, except to the extent that such liabilities arise directly from Wells Fargo's gross negligence or willful misconduct, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date Wells Fargo makes written demand therefor.

          (d) Within 30 days after the date of any payment of Taxes, the Borrower will furnish to Wells Fargo at its address referred to in Section 9.03 of this Agreement, the original or a certified copy of a receipt evidencing payment thereof. If no taxes are payable in respect of any payment hereunder, Borrower will furnish to Wells Fargo at such address a certificate from each appropriate taxing authority, or an opinion of counsel acceptable to Wells Fargo, in either case stating that such payment is exempt from, or not subject to, Taxes.

          (e) To the extent that any Taxes were not lawfully payable, any recovery ultimately received by Wells Fargo in respect of any such Taxes shall be refunded to the Borrower to the extent of the Borrower's applicable indemnification payment.

          (f) Wells Fargo agrees that, upon receiving written notice from the Borrower, Wells Fargo shall take all such actions as are reasonably necessary to enable the Borrower to pay all Taxes in a timely manner and to claim such exemptions as Wells Fargo may be entitled to claim in respect of all or any portion of any Taxes which are otherwise required to be paid or deducted or withheld pursuant to this Section 2.15 in respect of any payments under this Agreement.

          (g) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.15 shall survive the payment in full of principal and interest hereunder.

     2.16 REVOLVING CREDIT ACCOUNT.

          (a) Wells Fargo shall maintain on its books a record of account in which Wells Fargo shall make entries for each Advance and such other debits and credits as shall be appropriate in connection with the Revolving Credit Facility (the "Revolving Credit Account"). Wells Fargo shall provide the Borrower with a monthly statement of the Borrower's Revolving Credit Account, which statement shall be considered to be correct and conclusively binding on the Borrower unless the Borrower notifies Wells Fargo to the contrary within 30 days after the Borrower's receipt of any such statement which it deems to be incorrect.

          (b) The Borrower hereby authorizes Wells Fargo, if and to the extent any payment owed to Wells Fargo under this Agreement is not made when due, after giving effect to any grace period, to charge, from time to time, against any or all of the Borrower's deposit accounts with Wells Fargo any amount so due.

     2.17 COMMITMENT FEE. The Borrower agrees to pay a commitment fee of .125% per annum on the unused portion of the Commitment (that is, the total Commitment less the average outstanding Advances and the average undrawn portions of Letters of Credit), payable quarterly in arrears and computed on a year of 360 days for actual days elapsed.

     2.18 FACILITY FEE. The Borrower shall pay to Wells Fargo on the date of this Agreement a facility fee equal to one-eighth of one percent (1/8 of 1%) times the amount of the Commitment on such date.

     2.19 LIMITATIONS.

          (a) Notwithstanding anything to the contrary in this Agreement, the Borrower shall not be required to make any payment or indemnification to Wells Fargo pursuant to Sections 2.11, 2.12, 2.15 or 3.06 of this Agreement or
Section 9 of the Letter of Credit Agreement unless Wells Fargo shall have given the Borrower notice of the occurrence of the circumstances which may or will require such payment within thirty (30) calendar days after Wells Fargo becomes aware of the occurrence of such circumstances.

          (b) The Borrower shall not be responsible for any payment or indemnification required pursuant to Sections 2.11, 2.12, 2.15 or 3.06 of this Agreement or Section 9 of the Letter of Credit Agreement to the extent the loss, liability or payment of Wells Fargo giving rise to the payment or indemnity obligation of the Borrower directly results from Wells Fargo's gross negligence or willful misconduct.

          (c) Wells Fargo shall use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to take reasonable actions which would avoid the need for, or reduce the amount of, any additional amounts payable under Sections 2.11, 2.12, 2.15 or 3.06 of this Agreement or
Section 9 of the Letter of Credit Agreement, or would avoid the prepayment of a Fixed Rate Advance, if such action would not, in the reasonable judgment of Wells Fargo, be otherwise disadvantageous to Wells Fargo.


                                    SECTION 3

                                LETTERS OF CREDIT

     In addition to making Advances under the Revolving Credit Facility described hereinabove, Wells Fargo hereby agrees to make the following credit accommodation available to the Borrower on the following terms and conditions:

     3.01 LETTER OF CREDIT SUB-FACILITY. Wells Fargo agrees to issue commercial and standby letters of credit (each a "Letter of Credit") on behalf of the Borrower ("Letter of Credit Sub-Facility") subject to the terms and conditions of the Letter of Credit Agreements; provided, however, at no time shall the total face amount of all Letters of Credit outstanding, less any partial draws paid by Wells Fargo under Letters of Credit and not reimbursed by the Borrower, exceed the sum of Five Million Dollars ($5,000,000.00).

     3.02 LETTER OF CREDIT FEES. Upon Wells Fargo's request, the Borrower shall promptly pay to Wells Fargo quarterly in advance an issuance fee of 1% per annum of the face amount of each Letter of Credit and such negotiation fees, other fees, commissions, costs and any out-of-pocket expenses charged or incurred by Wells Fargo with respect to any Letter of Credit.

     3.03 TERMINATION OF LETTER OF CREDIT COMMITMENT. The Letter of Credit Commitment shall, unless terminated earlier in accordance with the terms of the Agreement, automatically terminate on the Maturity Date, and no Letter of Credit shall expire on a date which is later than ninety (90) calendar days after the Maturity Date.

     3.04 FORM OF LETTERS OF CREDIT. Each Letter of Credit shall provide only for drafts or demands payable at sight, and shall be in form and substance and in favor of beneficiaries satisfactory to Wells Fargo; provided, however, that Wells Fargo may refuse to issue a Letter of Credit due to the nature of the transaction or its terms or in connection with any transaction where Wells Fargo, due to the beneficiary or the nationality or residence of the beneficiary, would be prohibited by any applicable law, regulation or order from issuing such Letter of Credit.

     3.05 APPLICATIONS. Prior to the issuance of each Letter of Credit, but in no event later than 9:00 a.m. (California time) on the Business Day immediately preceding the day such Letter of Credit is to be issued (which shall be a Business Day), the Borrower shall deliver to Wells Fargo's Northern California Trade Services Department a duly executed Application for the type of Letter of Credit to be issued, with proper insertions.

     3.06 INCREASED COSTS. The Borrower shall, upon Wells Fargo's request, which request shall explain in reasonable detail the reason for such costs or payments and shall be conclusive and binding on the Borrower absent manifest error, promptly pay to and reimburse Wells Fargo for any increase in the cost to Wells Fargo of, or any reduction in the amount of any sum receivable by Wells Fargo in respect of, making, continuing or maintaining (or Wells Fargo's obligation to make, continue or maintain) any Letter of Credit (including, but not limited to, any imposition or effectiveness of reserve requirements, assessments, deposits or similar requirements) that arise after the date of this Agreement in connection with any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law, regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority.

     3.07 AUTOMATIC PAYMENT. Borrower agrees to pay each drawing under a Letter of Credit to Wells Fargo on the same day the drawing occurs by direct payment to Wells Fargo on demand or, at Wells Fargo's option, by Wells Fargo debiting the depository account or accounts maintained by the Borrower with Wells Fargo for the amount of such drawing. Wells Fargo will notify the Borrower of each such debit on the date the debit occurs. In the event that the Borrower fails to pay the amount of any drawing under any Letter of Credit on the same day as the drawing occurs or in the event that the balances in the depository account or accounts maintained by the Borrower with Wells Fargo are not sufficient to pay any drawing when it occurs, Wells Fargo shall, and Borrower hereby instructs Wells Fargo to, create an Advance under this Agreement bearing interest at the Prime Rate to pay the relevant drawing.

                                    SECTION 4

                              CONDITIONS OF LENDING

     4.01 CONDITIONS PRECEDENT TO THE INITIAL ADVANCE. The obligation of Wells Fargo to make the initial Advance or issue the first Letter of Credit, whichever first occurs, is subject to the conditions precedent that Wells Fargo shall have received before the date of such initial Advance or the issuance of such first Letter of Credit all of the following in form and substance satisfactory to Wells Fargo:

          (a) Evidence that the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents have been duly authorized, including, but not limited to, (i) a copy of a resolution or resolutions passed by the Board of Directors of Borrower, certified by the Secretary or an Assistant Secretary of Borrower, authorizing the borrowings provided for in this Agreement and the execution, delivery and performance of each of the Loan Documents, and (ii) a certificate, signed by the Secretary or an Assistant Secretary of the Borrower, as to the incumbency of, and containing the specimen signature or signatures of, the person or persons authorized to execute and deliver each of the Loan Documents on behalf of the Borrower.

          (b) A certificate, signed by the chief executive officer or the chief financial officer of Borrower and dated the date of such Advance or issuance, stating that (i) since March 31, 1994, there has been no adverse change in Borrower's financial condition sufficient to impair Borrower's ability to pay the Advances and reimburse the amounts paid by Wells Fargo under the Letters of Credit or any other of its obligations hereunder, and (B) the representations and warranties contained in Section 5 of this Agreement are then true and accurate in all respects as though made on and as of the date of the certificate.

          (c) A written opinion of outside counsel for Borrower with respect to the matters set forth in Sections 5.01, 5.02, 5.03, 5.04 and 5.06 of this Agreement.

          (d) All reasonable attorneys' fees and all out-of-pocket expenses of Wells Fargo in connection with the preparation, negotiation and execution of this Agreement.

          (e) A copy of each of the loan or credit agreements existing on the date of such Advance or issuance under which the Borrower has incurred or may incur Domestic Debt from another bank or financial institution.

          (f) Such other evidence as Wells Fargo may reasonably request to establish the consummation of the transaction contemplated under the Loan Documents and compliance with the conditions of the Loan Documents.

     4.02 CONDITIONS PRECEDENT TO EACH ADVANCE. The obligation of Wells Fargo to make each Advance and to issue each Letter of Credit (including the initial Advance and the first Letter of Credit) shall be subject to the further conditions precedent that, on the date of each Advance or the issuance of each Letter of Credit and after making such Advance or issuing such Letter of Credit:

          (a) Wells Fargo shall have received such approvals, opinions or documents of a legal or financial nature supplemental to the documents delivered by the Borrower to Wells Fargo pursuant to Section 4.01 as Wells Fargo may reasonably request.

          (b) The representations contained in Section 5 and in any other Loan Document are correct.

          (c) No event has occurred and is continuing which constitutes, or, with the lapse of time or giving of notice or both, would constitute an Event of Default.

     The Borrower's acceptance of the proceeds of any Advance or the issuance of any Letter of Credit shall be deemed to constitute the Borrower's representation and warranty that all of the above statements are true and correct.


                                    SECTION 5

                         REPRESENTATIONS AND WARRANTIES

     The Borrower hereby makes the following representations and warranties to Wells Fargo, which representations and warranties shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of the Borrower to Wells Fargo under this Agreement.

     5.01 STATUS. The Borrower is a corporation duly organized and validly existing under the laws of the State of Delaware and is properly licensed and is qualified to do business and in good standing in, and, where necessary to maintain the Borrower's rights and privileges, has complied in all material respects with the fictitious name statute of, every jurisdiction in which the Borrower is doing business. Each Subsidiary is duly organized and existing under the laws of the jurisdiction of its formation, and is properly licensed and in good standing in, and where necessary to maintain its rights and privileges has complied with the fictitious name statutes of, every jurisdiction in which it is doing business where failure to qualify would have a material adverse effect on the business operations or financial condition of the Borrower and all the Subsidiaries taken as a whole.

     5.02 AUTHORITY. The execution, delivery and performance by the Borrower of this Agreement and each of the other Loan Documents have been duly authorized, and do not and will not (i) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having application to the Borrower; (ii) result in a breach of or constitute a default under any material indenture or loan or credit agreement or other material agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected; or (iii) require any consent or approval of its stockholders or violate any provision of its articles of incorporation or by-laws.

     5.03 LEGAL EFFECT. This Agreement and the other Loan Documents constitute, and any instrument, document or agreement required hereunder or thereunder when delivered hereunder or thereunder will constitute, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or limiting creditors' rights generally, and subject to the availability of equitable remedies.

     5.04. APPROVALS; CONSENTS. No approval, consent, exemption or other action by, or notice to or filing with, any governmental authority is necessary in connection with the execution, delivery, performance or enforcement of this Agreement or any of the other Loan Documents, except as may have been obtained by Borrower and delivered (duly certified) to Wells Fargo.

     5.05 FINANCIAL STATEMENTS. All financial statements, financial information and other financial data which may have been or which may hereafter be submitted by the Borrower to Wells Fargo are and have been or will be prepared in accordance with GAAP consistently applied and fairly present in all material respects, as of the date of such statements, information or data, the financial condition of the Borrower and the Subsidiaries or, as applicable, the other information disclosed therein. The Borrower has no contingent obligations, liabilities for taxes or other outstanding financial obligations which are material in the aggregate and are required to be disclosed pursuant to this Agreement, except as disclosed in such statements, information and data or in any written notice to Wells Fargo. Since the most recent submission of such financial information or data to Wells Fargo, the Borrower represents and warrants that no material adverse change in the Borrower's financial condition or operation has occurred which has not been fully disclosed to Wells Fargo in writing.

     5.06 LITIGATION. Except as have been disclosed to Wells Fargo in writing, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or the Borrower's or any Subsidiary's properties before any court or administrative agency which could reasonably be expected, if determined adversely to the Borrower or any Subsidiary, to have a material adverse effect on the business operations or financial condition of the Borrower and all the Subsidiaries taken as a whole.

     5.07 TITLE TO DOMESTIC ASSETS. The Borrower has good and marketable title to all of its Domestic assets. The Domestic assets are not subject to any security interest, encumbrance, lien or claim of any third person except for Permitted Domestic Liens.

     5.08 ERISA. Borrower is in compliance in all material respects with all applicable provisions of ERISA, and no Reportable Event under Section 4043(b)(5), (6) or (9) or ERISA has occurred and/or is continuing with respect to any Plan of the Borrower, and any such Plan has been and will continue to be funded in accordance with its terms, and otherwise complies with and continues to comply with the requirements of ERISA, except as disclosed in writing to Wells Fargo prior to the date of the Agreement.

     5.09 TAXES. The Borrower has filed all tax returns required to be filed and paid all taxes shown thereon to be due, including interest and penalties, other than such taxes which are currently payable without penalty or interest or those which are being duly contested in good faith.

     5.10 REGULATION U. The proceeds of the Advances will not be used to purchase or carry margin stock.


                                    SECTION 6

                                    COVENANTS

     The Borrower covenants and agrees that, during the term of this Agreement and the other Loan Documents, and so long thereafter as the Borrower is obligated to Wells Fargo under this Agreement or the other Loan Documents, the Borrower will, unless Wells Fargo shall otherwise consent in writing:

     6.01 PRESERVATION OF EXISTENCE; COMPLIANCE WITH APPLICABLE LAWS. Maintain and preserve its existence and all rights and privileges it now enjoys; not liquidate or dissolve, change the nature of its business, sell (whether in any one transaction or a series of transactions) all or substantially all of its assets, or enter into any merger, consolidation, reorganization or recapitalization; and conduct its business and operations in accordance with all applicable laws, rules and regulations (including, but not limited to, ERISA with respect to each of its Plans), orders of any Governmental Authority and all material agreements to which it is a party.

     6.02 MAINTENANCE OF INSURANCE. Maintain insurance in such amounts and covering such risks as is usually and prudently carried by companies engaged in similar business and owning similar properties in the same general areas in which the Borrower operates, including, but not limited to, fire, public liability, property damage and worker's compensation.

     6.03 MAINTENANCE OF PROPERTIES. Maintain and preserve all its properties in good working order and condition in accordance with the general practice of other businesses of similar character and size, ordinary wear and tear excepted.

     6.04 PAYMENT OF OBLIGATIONS AND TAXES. Make timely payment of all assessments and taxes and all of its liabilities and obligations unless the same are being contested in good faith by appropriate proceedings with the appropriate court or regulatory agency; provided, however, that Borrower may make payment of trade payables in accordance with its customary business practices. For purposes hereof, the Borrower's issuance of a check, draft or similar instrument without delivery to the intended payee shall not constitute payment.

     6.05 INSPECTION RIGHTS. Borrower shall, and shall cause each Subsidiary to, maintain adequate books and accounts in accordance with GAAP consistently applied. At any reasonable time and from time to time, permit Wells Fargo or any representative of Wells Fargo to examine and make copies of the records and visit the properties of the Borrower and discuss the business and operations of the Borrower and its Subsidiaries with any designated representative of the Borrower, and shall furnish Wells Fargo with all information relating to the business or finances of the Borrower and the Subsidiaries promptly upon Wells Fargo's request. If the Borrower shall maintain any records (including, but not limited to, computer generated records or computer programs for the generation of such records) in the possession of a third party, the Borrower thereby agrees to notify such third party to permit Wells Fargo free access to such records at all reasonable times, and to provide Wells Fargo with copies of any records which it may reasonably request, all at the Borrower's expense, the amount of which shall be payable within 30 days after demand.

     6.06 REPORTING AND CERTIFICATION REQUIREMENTS. Deliver or cause to be delivered to Wells Fargo in form and detail satisfactory to Wells Fargo:

          (a) Not later than 120 days after the end of each of the Borrower's fiscal years, a copy of the annual audited financial report and Securities and Exchange Commission Form 10-K of the Borrower for such year, all certified by public accountants acceptable to Wells Fargo as having been prepared in accordance with GAAP consistently applied, together with the following: (i) consolidating income statements of the Borrower and the Subsidiaries for such fiscal year, and (ii) consolidating balance sheets of the Borrower and the Subsidiaries as of the end of such fiscal year.

          (b) Not later than 60 days after the close of each fiscal quarter in each of the Borrower's fiscal years (i) consolidating income statements of the Borrower and the Subsidiaries for such quarterly period, and (ii) consolidating balance sheets of the Borrower and the Subsidiaries as of the end of such quarterly period, all in reasonable detail and subject to year-end audit adjustments.

          (c) Contemporaneously with each quarterly and year-end financial report required by the foregoing subsections (a) and (b), a certificate of the president or chief financial officer of the Borrower stating that (i) the quarterly financial report required by subsection (b) above was prepared in accordance with GAAP consistently applied, (ii) he or she has individually reviewed the provisions of this Agreement and that a review of the activities of the Borrower and the Subsidiaries during such year or quarterly period, as the case may be, has been made by him or her or under his or her supervision, with a view to determining whether the Borrower has fulfilled all its obligations under this Agreement, and that the Borrower has observed and performed each undertaking contained in this Agreement, including, but not limited to, its quantitative financial covenants set forth in Section 6.18 of this Agreement, and is not in default in the observance or performance of any of the provisions hereof or, if Borrower shall be so in default, specifying all such defaults and events of which he or she may have knowledge.

          (d) Not later than 60 days after the end of each fiscal quarter, the Borrower's Securities and Exchange Commission Form 10-Q.

          (e) Promptly after they are sent, made available or filed, copies of all reports, proxy statements and financial statements that the Borrower sends or makes available to its stockholders and all registration statements and reports that the Borrower files with the Securities and Exchange Commission.

          (f) Prompt written notice of any and all (i) Events of Default or Potential Events of Default, (ii) litigation, arbitration or administrative proceedings to which the Borrower is a party and in which the claim or liability exceeds One Million Dollars ($1,000,000.00), and (iii) other matters, other than matters of a general economic nature (other than those matters relating primarily to the Borrower or the industries in which the Borrower conducts its business), which have resulted in, or could reasonably be expected to result in, a material adverse change in the financial condition or business operations of the Borrower, together with, in the case of an Event of Default or a Potential Event of Default, a statement of the chief financial officer of the Borrower setting forth details of such Event of Default or Potential Event of Default and the action which the Borrower proposes to take with respect thereto.

          (g) As soon as possible, and in any event within thirty (30) days after the Borrower knows or should know that any Reportable Event has occurred with respect to any Plan, a statement from the chief financial officer of the Borrower setting forth details as to such Reportable Event and the action which the Borrower proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the Pension Benefit Guaranty Corporation if a copy of such notice is available to the Borrower.

          (h) Promptly after the filing thereof with the United States Secretary of Labor or the Pension Benefit Guaranty Corporation, copies of each annual report with respect to each Plan.

          (i) Promptly after receipt thereof, a copy of any notice the Borrower or any member of the Controlled Group of Corporations (as defined in Section 1563(a) of the Internal Revenue Code of 1954, as amended, determined without regard to Sections 1563(a)(4) and 1563(e)(3)(c) of such Code) of which Borrower is a part may receive from the Pension Benefit Guaranty Corporation or the Internal Revenue Service with respect to any Plan; provided, however, that this
Section 6.06(i) shall not apply to notices of general application promulgated by the Department of Labor.

          (j) When prepared, but not later than ninety (90) calendar days after the start of each of the Borrower's fiscal years, an internally prepared budget showing the total projected capital expenditures of the Borrower for such fiscal year broken down into the total projected Domestic capital expenditures and the total projected foreign capital expenditures of the Borrower for such fiscal year.

          (k) Promptly after they are signed by the Borrower, a copy of each credit or loan agreement and any other document or agreement evidencing any Domestic extension of credit to the Borrower by Sanwa Bank California or any other bank or financial institution.

          (l) Promptly upon Wells Fargo's request, such other information pertaining to the Borrower and any Subsidiary as Wells Fargo may reasonably request.

     6.07 PAYMENT OF DIVIDENDS. Not declare or pay any dividends on any class of stock now or hereafter outstanding, except dividends payable solely in the Borrower's capital stock.

     6.08 REDEMPTION OR REPURCHASE OF STOCK. Not redeem or repurchase any class of the Borrower's stock now or hereafter outstanding; provided, however, that the Borrower may redeem or repurchase any class of the Borrower's stock in an amount not to exceed $1,000,000.00 in any one of the Borrower's fiscal years.

     6.09 ADDITIONAL DOMESTIC INDEBTEDNESS. Not, after the date hereof, create, incur or assume, directly or indirectly, any additional Domestic Indebtedness other than (i) Indebtedness owed or to be owed to Wells Fargo or Sanwa Bank California, or (ii) Indebtedness to trade creditors incurred in the ordinary course of the Borrower's business, or (iii) Indebtedness in an aggregate amount not exceeding $55,000,000.00 in any one of the Borrower's fiscal years for new equipment financing, capital leases, and financing for the Temecula Facility, or (iv) Indebtedness owed to other financial institutions under revolving lines of credit.

     6.10 LOANS. Not make any loans or advances or extend credit to any third person including, but not limited to, directors, officers, shareholders, employees, affiliated entities and Subsidiaries of the Borrower, except for credit extended in the ordinary course of the Borrower's business as presently conducted; provided, however, that the Borrower may make loans or advances or extend credit to employees of the Borrower in an aggregate amount not to exceed $750,000.00 in any one fiscal year for all such employees.

     6.11 LIENS AND ENCUMBRANCES. Not create, assume or permit to exist any security interest, encumbrance, mortgage, deed of trust or other lien (including, but not limited to, a lien of attachment, judgment or execution) affecting any of the Borrower's Domestic properties, or execute or allow to be filed any financing statement or continuation thereof affecting any of such properties, except (i) for Permitted Domestic Liens, (ii) for purchase money security interests or capital leases of up to $55,000,000.00 in any one of the Borrower's fiscal years for equipment, which amount shall be calculated including any mortgage financing for the Temecula Facility, or (iii) as otherwise provided in this Agreement.

     6.12 TRANSFER OF ASSETS. Not, after the date hereof, sell, contract for sale, convey, transfer, assign, lease or sublet, any of its assets except in the ordinary course of business as presently conducted by the Borrower, which ordinary course of business includes, but is not limited to, sale-leasebacks of equipment at then prevailing market rates for such assets.

     6.13 CHANGE IN NATURE OF BUSINESS. Not make any material change in the fundamental nature of its business as existing or conducted as of the date hereof.

     6.14 MISREPRESENTATIONS. Not furnish Wells Fargo any certificate or other document that will contain any untrue statement of material fact or that will omit to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

     6.15 REGULATION U. Not directly or indirectly apply any part of the proceeds of the Advances to the purchasing or carrying of any "margin stock" within the meaning of Regulation U of the Federal Reserve Board or any regulations, interpretations or rulings thereunder.

     6.16 SUBSIDIARY OWNERSHIP. Not, unless required with respect to directors' qualifying shares, directly or indirectly sell, assign, pledge or otherwise transfer (except to a Domestic Subsidiary) any Debt of, or claim against, a Domestic Subsidiary or any shares of stock or securities of a Domestic Subsidiary, and not permit a Domestic Subsidiary to sell, assign, pledge or otherwise transfer (except to the Borrower or another Domestic Subsidiary) any Debt of, or claim against, the Borrower or any other Domestic Subsidiary, or any shares of stock or securities of any other Domestic Subsidiary.

     6.17 GUARANTEES. Borrower shall not become liable, directly or indirectly, as guarantor or otherwise, for any Indebtedness of any other person or entity, except for a Subsidiary.

     6.18 FINANCIAL CONDITION.  Maintain at all times:

          (a) A minimum consolidated Effective Tangible Net Worth of at least $175,000,000.00, plus 50% of annual net income, 100% of the proceeds of any equity issuance, 100% of the conversion of debt into equity, and 100% of any grant of rights to subscribe for shares of the Borrower, commencing with the fiscal year-end June 30, 1994.

          (b) A ratio of consolidated Debt to consolidated Effective Tangible Net Worth of not more than .90 to 1. In the event that the Borrower incurs additional Domestic Debt through the issuance of convertible debentures, the ratio of consolidated Debt to consolidated Effective Tangible Net Worth shall not be more than 1.15 to 1.

          (c) A ratio of consolidated current assets to consolidated current liabilities (including, but not limited to, amounts outstanding under this Agreement and all amounts outstanding under other facilities from Wells Fargo or other banks for the extension of any type of credit) of not less than 1.4 to 1.

          (d) Domestic working capital (that is, current assets less current liabilities) in a minimum of $15,000,000.00; provided, however, that for purposes of such calculation current assets will not include any intercompany receivables and current liabilities will not include any current intercompany payables, but current liabilities will include amounts outstanding under this Agreement and under other facilities from Wells Fargo or other banks for the extension of any type of credit to the Borrower.

     6.19 CONSOLIDATED OPERATING LOSS. Not incur for any two consecutive quarters a cumulative Consolidated Operating Loss in excess of $5,000,000.00.


                                    SECTION 7

                                EVENTS OF DEFAULT

     Any one or more of the following described events shall constitute an event of default (an "Event of Default") under this Agreement:

     7.01 NON-PAYMENT. The Borrower shall fail to pay the principal of any Advance within one calendar day after it is due or the Borrower shall fail to pay interest on any Advance within five calendar days after it is due, or the Borrower shall fail to reimburse any drawing under a Letter of Credit or pay any other amount owing to Wells Fargo when due.

     7.02 PERFORMANCE UNDER THIS AND OTHER AGREEMENTS. The occurrence and continuance of any Event of Default under the Letter of Credit Agreements or any of the other Loan Documents, or the failure of the Borrower in any material respect to perform or observe any term, covenant or agreement contained in this Agreement or in any other Loan Document or in any document, instrument or agreement evidencing or relating to any Indebtedness of the Borrower, other than immaterial Indebtedness described in clause (ii) of Section 1.01(s) (if such Indebtedness is owed to a third person and such failure would permit such third person to accelerate the Indebtedness), and any such failure (exclusive of the payment of money to Wells Fargo under this Agreement or under any Loan Document or under any other instrument, document or agreement with Wells Fargo, which failure shall constitute and be an immediate Event of Default if not paid when due or when demanded to be due, but after giving effect to any grace period therefor) shall continue for more than 30 days after written notice from Wells Fargo to the Borrower of the existence and character of such Event of Default.

     7.03 REPRESENTATIONS AND WARRANTIES; FINANCIAL STATEMENTS. Any representation or warranty made by the Borrower under or in connection with this Agreement, the Letter of Credit Agreements or any of the other Loan Documents, or any financial statement given by the Borrower shall prove to have been incorrect in any material respect when made or given or when deemed to have been made or given.

     7.04 INSOLVENCY. The Borrower shall (i) become insolvent or be unable to pay its debts as they mature; (ii) make an assignment for the benefit or creditors or to an agent authorized to liquidate any substantial amount of its properties and assets; (iii) file a voluntary petition in bankruptcy or seeking reorganization or to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Code or under any state or federal law granting relief to debtors, whether now or hereafter in effect; (iv) file an answer admitting the material allegations of an involuntary petition relating to bankruptcy or reorganization or join in any such petition; (v) become or be adjudicated a bankrupt or become subject to an order for relief entered by any court of competent jurisdiction under the Bankruptcy Code or under any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors; (vi) apply for or consent to the appointment of, or consent that an order be made, appointing any receiver, custodian or trustee, for itself or any of its properties, assets or businesses; or (vii) become subject to any involuntary petition or proceeding filed or commenced against the Borrower pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors, and such petition or proceeding is not discharged within 60 days after it is filed or commenced; or (viii) any receiver, custodian or trustee is appointed to take possession, custody or control of all or substantial part of its properties, assets or businesses and such petition or appointment shall not be discharged within 60 days after the date of such appointment.

     7.05 ATTACHMENT; JUDGMENT LIEN. Any writ of execution or attachment or any judgment lien which individually exceeds $2,000,000 or which, in the aggregate, exceeds $5,000,000.00 shall be issued against the Borrower or any property of the Borrower and shall not be discharged or bonded against or released within 60 days after the issuance or attachment of such writ or lien.

     7.06 DISSOLUTION; LIQUIDATION. The Borrower shall dissolve or liquidate or voluntarily suspend the transaction of business or allow to be suspended, terminated, revoked or expired any permit, license or approval of any governmental body materially necessary to conduct the Borrower's business as now conducted.

     7.07 CHANGE IN OWNERSHIP. There shall occur a sale, transfer, disposition or encumbrance (whether voluntary or involuntary to), or an agreement shall be entered into to do so with, any Person or group of Persons (as such terms are defined pursuant to Federal securities laws) with respect to more than 20% of the issued and outstanding capital stock of the Borrower and, as a result thereof, such Person or group of Persons has the ability to direct or cause the direction of the management and policies of the Borrower.

     7.08 ERISA. The termination of, or any full or partial withdrawal from, a Plan or Plans shall occur which could result in liability of the Borrower to the Pension Benefit Guaranty Corporation or to the Plan or Plans in the aggregate amount of $1,000,000 or more, or the actuarial present value of unfunded vested benefits under all Plans shall exceed one percent (1%) of Borrower's Effective Tangible Net Worth determined on a consolidated basis.


                                    SECTION 8

                               REMEDIES ON DEFAULT

     Upon the occurrence and during the continuation of any Event of Default, Wells Fargo may, at its sole absolute election, without demand and only upon such notice as may be required by law:

     8.01 ACCELERATION. Declare any or all of the Borrower's Indebtedness owing to Wells Fargo, whether under this Agreement or under any other Loan Document or under any other document, instrument or agreement, immediately due and payable, whether or not otherwise due and payable.

     8.02 CEASE EXTENDING CREDIT. Cease making Advances or otherwise extending credit to or for the account of the Borrower under this Agreement or under any other Loan Document or under any other agreement now existing or hereafter entered into between the Borrower and Wells Fargo.

     8.03 TERMINATION. Terminate this Agreement as to any future obligation of Wells Fargo without affecting the Borrower's obligations to Wells Fargo or Wells Fargo's rights and remedies under this Agreement or under any other Loan Document or under any other document, instrument or agreement.

     8.04 NON-EXCLUSIVITY OF REMEDIES. Exercise one or more of Wells Fargo's rights set forth in this Agreement or in any other Loan Document or seek such other rights or pursue such other remedies as may be provided by law, in equity or in any other agreement now existing or hereafter entered into between the Borrower and Wells Fargo, or otherwise.

     8.05 LETTERS OF CREDIT. Wells Fargo may, at its sole and absolute discretion and in addition to any other remedies available to it under this Agreement and the Letter of Credit Agreements, require the Borrower to pay immediately to Wells Fargo the undrawn principal amount of each outstanding Letter of Credit for prompt application against drawings under any such Letters of Credit. Any such amount so paid to Wells Fargo which is not promptly applied to satisfy drawings under any such Letters of Credit or to any other obligations of the Borrower to Wells Fargo shall be repaid to the Borrower without interest.


                                    SECTION 9

                                  MISCELLANEOUS

     9.01 RELIANCE BY WELLS FARGO. Each warranty, representation, covenant, obligation and agreement contained in this Agreement shall be conclusively presumed to have been relied upon by Wells Fargo regardless of any investigation made or information possessed by Wells Fargo and shall be cumulative and in addition to any other warranties, representations, covenants and agreements implied under this Agreement and any other warranties, representations, covenants and agreements which the Borrower now or hereafter shall give, or cause to be given, to Wells Fargo in writing.

     9.02 COSTS, EXPENSES AND ATTORNEYS' FEES. In the event any legal action is taken in relation to this Agreement or any other Loan Document, the prevailing party, in addition to all other sums to which it may be entitled, shall be entitled to its reasonable costs, expenses and attorneys' fees in connection with such action. The Borrower agrees to pay to Wells Fargo within ten (10) calendar days after demand, the full amount of all costs and expenses, including, but not limited to, reasonable attorneys' fees (including allocated costs for in-house legal services), incurred by Wells Fargo in connection with any refinancing or restructuring of the Revolving Credit Facility, or any other obligations of Borrower under this Agreement or any other Loan Document, in the nature of a "work-out" or otherwise.

     9.03 NOTICES. All notices, payments, requests, information and demands which Wells Fargo or the Borrower may desire, or may be required to give or make to the other party hereto, shall be given or made to such party by hand delivery or through deposit in the United States mail, first class and postage prepaid, or by telecopier addressed as set forth below or to such other address or telecopy number as may be specified from time to time in writing by either party to the other. Any such notice, payment, request, information or demand sent by mail shall be deemed given or made two days after it is deposited in the U.S. mail.

TO THE BORROWER:                             TO WELLS FARGO:

INTERNATIONAL RECTIFIER CORPORATION          WELLS FARGO BANK, N.A.
233 Kansas Street                            Corporate Banking Department
El Segundo, California 90245                 420 Montgomery Street, 9th Floor
                                             San Francisco, California 94104

ATTN: TREASURY DEPARTMENT                    ATTN: ACCOUNT MANAGER FOR
                                                   INTERNATIONAL RECTIFIER
                                                   CORPORATION

Telecopier No. (310) 640-6575                Telecopier No. (415) 421-1352

     9.04 WAIVERS. Neither any failure nor any delay by Wells Fargo in exercising any right, power or remedy under this Agreement or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy hereunder or thereunder preclude other or further exercise thereof or the exercise of any other right, power or remedy; nor shall any waiver of any right, power or remedy or Event of Default under this Agreement or any other Loan Document constitute a waiver of any other right, power or remedy or Event of Default or constitute a waiver of any other default of the same, or any other, term or provision. Any waiver, permit, consent or approval of any kind by Wells Fargo of any breach of, or Event of Default under, this Agreement or any other Loan Document must be in writing and shall be effective only to the extent set forth in such writing.

     9.05 CONFLICTING PROVISIONS. To the extent the provisions contained in this Agreement are inconsistent with those contained in any other Loan Document, the terms and provisions contained in this Agreement shall control. If they are not inconsistent, such provisions shall be considered cumulative.

     9.06 IMMATERIALITY. Notwithstanding anything in this Agreement to the contrary, any breach of a representation and warranty contained in Sections 5.01, 5.02, 5.04, 5.05, 5.06, 5.07 or 5.09 of this Agreement or any inaccuracy in any such representation and warranty, and any violation of a covenant in Sections 6.01, 6.03, 6.04, 6.11 or 6.12 of this Agreement, shall not be deemed to be an Event of Default or a Potential Event of Default under this Agreement or to prohibit any extension of credit by Wells Fargo to the Borrower under this Agreement if such breach or inaccuracy or violation when combined with all other breaches, inaccuracies and violations of such sections existing at such time and all other Events of Default and Potential Events of Default existing at such time does not have, or cannot reasonably be expected to have, a material adverse effect on the Borrower's financial condition, business operations or assets.

     9.07 BINDING EFFECT; ASSIGNMENT; PARTICIPATIONS. This Agreement shall be binding upon and inure to the benefit of the Borrower and Wells Fargo and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of Wells Fargo. Wells Fargo may sell, assign or grant participations in all or any portion of its rights and benefits under this Agreement and the other Loan Documents; provided, however, that, in the case of any such sale or assignment, (a) the amount of the Commitment being sold or assigned shall not be less than $5,000,000.00, (b) after giving effect thereto, Wells Fargo's Commitment shall not be less than $5,000,000.00, and (c) the purchaser or assignee shall be a single financial institution that is not in the semi-conductor industry. On or prior to the date any such assignment is to become effective, the Borrower at its own expense shall execute and deliver to Wells Fargo, in exchange for the surrendered Note of Wells Fargo, a new Note to the order of the assignee thereunder (with each new Note to be in an amount equal to the Commitment or the Advances assumed by such assignee), and if Wells Fargo has retained any Commitment or any Advance outstanding under this Agreement, a new Note to the order of Wells Fargo (with the new Note to be in an amount equal to the Commitment or any Advance retained by Wells Fargo). Each such new Note shall be dated the date the assignment is to be effective by its terms and otherwise be in the form of the Note it replaces. In the event Wells Fargo grants a participation in all or part of its rights and benefits under this Agreement and the other Loan Documents, the Borrower agrees that Wells Fargo shall, notwithstanding any such transfer, be entitled to the full benefits accorded Wells Fargo under this Agreement and the other Loan Documents as if Wells Fargo had not made such transfer; and the Borrower hereby authorizes Wells Fargo and each such participant, in case of default by the Borrower under this Agreement, to proceed directly by right of setoff, banker's lien or otherwise against any assets of the Borrower which may at the time of such default be in the hands of Wells Fargo or such participant to the same extent, in the case of the participant, as if its participating interest were owing directly to it. The Borrower agrees that, in connection with any such sale, grant, assignment or participation, Wells Fargo may deliver to the prospective buyer or assignee or participant financial statements and other relevant information relating to the Borrower if such third party agrees in writing to abide by the confidentiality provisions of Section 9.08 of this Agreement.

     9.08 CONFIDENTIALITY. Wells Fargo shall, and shall cause its officers, employees, directors, agents, legal counsel and other professional advisors to, hold all confidential information obtained pursuant to this Agreement and the other Loan Documents in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices; provided, however, that disclosure of such confidential information may be made (a) if such information is or becomes generally available to the public, or (b) if such information is or becomes available to Wells Fargo on a non-confidential basis from a person or entity, other than the Borrower, who is not prohibited from disclosing the information to any person or entity, or (c) if such disclosure is made (i) to the affiliates of Wells Fargo,
(ii) to prospective transferees or purchasers of an interest in Wells Fargo's Advances or Commitment or a portion of the outstanding Letters of Credit; provided, however, that such prospective transferee or purchaser has agreed in writing to abide by the confidentiality provisions of this Section 9.08, (iii) as required by law, regulation, rule, order, subpoena, judicial order or similar order, and (iv) as may be required in connection with the examination, audit or similar investigation of Wells Fargo. Wells Fargo shall use its best efforts to notify the Borrower prior to any disclosure of any such confidential information, unless prohibited by applicable law, rule, regulation or order.

     9.09 JURISDICTION. This Agreement and the other Loan Documents shall be governed by and construed according to the laws of the State of California, and Wells Fargo and the Borrower hereby submit to the jurisdiction of the Federal and state courts in California.

     9.10 SEVERABILITY OF PROVISIONS. The illegality or unenforceability of any provision of this Agreement or any other Loan Document shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or such other Loan Document or the provisions of any other Loan Document.

     9.11 WAIVER OF JURY TRIAL. THE BORROWER AND WELLS FARGO EACH HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

     9.12 HEADINGS. The headings set forth in this Agreement are solely for the purpose of identification and have no legal significance.

     9.13 ENTIRE AGREEMENT. This Agreement and the other Loan Documents constitute the entire and complete understanding of the Borrower and Wells Fargo with respect to the transactions contemplated under this Agreement. All previous conversations, memoranda and writings between the Borrower and Wells Fargo pertaining to the transactions contemplated under this Agreement or the other Loan Documents which are not incorporated or referenced in this Agreement or in such other Loan Documents are superseded by this Agreement and the other Loan Documents. This Agreement may be amended only in a writing signed by Wells Fargo and the Borrower.


WELLS FARGO BANK, N.A.                      INTERNATIONAL RECTIFIER
                                            CORPORATION

By:  /s/ Daniel S. Silmore                   By:  /s/ Michael P. McGee
   ----------------------------------          ---------------------------------
     Name:  Daniel S. Silmore                  Name:  Michael P. McGee
          ---------------------------               ----------------------------
     Title:  Assistant Vice President          Title:  Vice President,
           --------------------------                ---------------------------
                                                       Chief Financial Officer


                                                            Attest:
                                            By:
                                               ---------------------------------
                                               Name:
                                                    ----------------------------
                                               Title:
                                                     ---------------------------

                         REVOLVING CREDIT FACILITY NOTE


$10,000,000                                               El Segundo, California
                                                                    July 1, 1994

     FOR VALUE RECEIVED, the undersigned, INTERNATIONAL RECTIFIER CORPORATION ("Borrower"), promises to pay to the order of WELLS FARGO BANK, N.A. ("Wells Fargo") at Wells Fargo's office at 420 Montgomery Street, San Francisco, California, or at such other place in the State of California as Wells Fargo may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of Ten Million Dollars ($10,000,000), or so much thereof as may be advanced and be outstanding.

     Borrower further agrees to pay interest (whether before or after any breach of this Note) at said office, in like funds and currency, on the unpaid principal amount owing hereunder from time to time from the date hereof until such amount shall have become due and payable (whether at the stated maturity, by acceleration or otherwise) at either (a) a fluctuating rate per annum at all times equal to the Prime Rate in effect from time to time, (b) a fixed rate per annum determined by Wells Fargo to be one and one-quarter percent (1.25%) above the LIBO Rate in effect on the first day of any LIBO Rate Interest Period for a LIBO Rate Advance, or (c) a fixed rate per annum determined by Wells Fargo to be one and one-quarter percent (1.25%) above the Cost of Funds Rate in effect on the first day of any Cost of Funds Interest Period for a Cost of Funds Advance. When interest is determined in relation to the Prime Rate, each change in the rate of interest hereunder shall become effective on the date each Prime Rate change is announced within Wells Fargo. Interest shall also be payable on any overdue payment of principal and (to the extent permitted by law) interest as set forth in the Credit Agreement (as defined below).

     With respect to each interest rate selection by Borrower, the date, principal amount, rate of interest, term of the applicable Interest Period for a LIBO Rate Advance and a Cost of Funds Advance, and any payments applicable thereto, shall be set forth by Wells Fargo on the reverse of this Note or on such schedules as Wells Fargo shall maintain for such purposes. Absent manifest error, such notations on this Note or on such schedules, and all endorsements by Wells Fargo thereon, shall be conclusive evidence of all such items.

     This Note is the Revolving Credit Facility Note defined in and made pursuant to that certain Revolving Credit Agreement dated as of July 1, 1994, between Borrower and Wells Fargo, as amended from time to time, (the "Credit Agreement"). All terms defined in the Credit Agreement shall have the same meanings when used in this Note, and the rate of interest applicable under this Note shall change from time to time in accordance with the terms of the Credit Agreement.

     The unpaid principal balance of this obligation at any time shall be the total of all amounts advanced under this Note by the holder of this Note less the amount of all principal payments made on this Note by or for Borrower, which balance may be endorsed on this Note from time to time by Wells Fargo. Notwithstanding anything in this Note to the contrary, the outstanding principal balance of this Note, together with the aggregate amount of all outstanding Letters of Credit (as defined in the Credit Agreement), shall not at any time exceed the maximum principal amount set forth above, or such lesser amount as is then available under this Note if the maximum principal amount of this Note is reduced pursuant to the provisions of the Credit Agreement.

     Interest accrued on this Note shall be due and payable as provided in the Credit Agreement. The outstanding principal balance of this Note, together with all accrued and unpaid interest thereon, shall also be due and payable on the Maturity Date (as defined in the Credit Agreement).

     Borrower may prepay principal on this Note solely in accordance with the terms of the Credit Agreement. Each payment of principal on this Note shall be credited to the portions of this Note which bear interest determined in relation to the Prime Rate, the LIBO Rate and the Cost of Funds Rate in accordance with the application of payment provisions of the Credit Agreement.

     Advances under this Note, to the total amount of the principal sum stated above and in accordance with the provisions of the Credit Agreement, may be made by the holder at the oral or written request of Darryl T. Mikuni, Rose M. Marcario, Michael P. McGee or Deidre J. Samuels, any one acting alone, who are authorized to request Advances and direct the disposition of any such Advances until written notice of the revocation of such authority or the substitution of new named people with such authority is received by the holder of this Note.

     Upon the occurrence of any Event of Default (as defined in the Credit Agreement) Wells Fargo, at Wells Fargo's option, may declare all sums of principal and interest outstanding under this Note to be immediately due and payable, without presentment, demand, protest or notice of dishonor, all of which are expressly waived by Borrower, and Wells Fargo shall have all rights, powers and remedies set forth in the Credit Agreement.

     Borrower agrees to pay, immediately upon demand, the full amount of all costs and expenses, including reasonable attorneys' fees (including, but not limited to, allocated costs for in-house legal services), incurred by Wells Fargo in connection with the enforcement of any rights of Wells Fargo and/or the collection of any amounts which become due to Wells Fargo under this Note, and the prosecution or defense of any action in any way related to this Note, including, but not limited to, any action for declaratory relief.

     This Note shall be governed by and be construed in accordance with the laws of the State of California.

                                        INTERNATIONAL RECTIFIER
                                        CORPORATION


                                        By:  /s/ Michael P. McGee
                                           -------------------------------------
                                           Name:  Michael P. McGee
                                                --------------------------------
                                           Title:  Vice President,
                                                 -------------------------------
                                                   Chief Financial Officer

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                                                    CONTINUING STANDBY AND
WELLS FARGO BANK                     COMMERCIAL LETTER OF CREDIT AGREEMENT

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To:  WELLS FARGO BANK, N.A.

     In consideration of Wells Fargo Bank, National Association, at the request and for the account of the undersigned Applicant, and, unless otherwise specifically provided in any Loan Document, at the option of Wells Fargo, issuing standby letters of credit and/or commercial letters of credit pursuant to applications for standby letters of credit, applications for commercial letters of credit and the terms and conditions of this Agreement, Applicant hereby agrees that the terms and conditions hereinafter set forth shall apply to each such Application, to the Credit issued by Wells Fargo pursuant to such Application, to the issuance of each such Credit, and to transactions under each such Application, each such Credit and this Agreement.

     SECTION 1. DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth after each term: "ACCEPTANCE" shall mean any time draft drawn or made, or purported to be drawn or made, under any Credit, and accepted for payment by Wells Fargo or by any other bank specified by Wells Fargo to accept such time draft for payment. "ACCEPTANCE FEE" shall mean the fee, computed at the acceptance fee rate specified by Wells Fargo, charged by Wells Fargo when each Acceptance is created on the amount of each Acceptance for the time period each such Acceptance is to be outstanding. "AGREEMENT" shall mean this Continuing Standby and Commercial Letter of Credit Agreement as it may be revised or amended from time to time pursuant to its terms. "APPLICANT" shall mean the person or persons or the entity or entities signing this Agreement. "APPLICATION" shall mean an Application for Standby Letter of Credit and/or an Application for Commercial Letter of Credit and/or an application for amendment of a Credit or any combination of such applications, as the context may require. "APPLICATION FOR COMMERCIAL LETTER OF CREDIT" shall mean Wells Fargo's printed form titled "Application for Commercial Letter of Credit" or any other form acceptable to Wells Fargo on which Applicant applies for the issuance by Wells Fargo of a Commercial Credit. "APPLICATION FOR STANDBY LETTER OF CREDIT" shall mean Wells Fargo's printed form titled "APPLICATION FOR STANDBY LETTER OF CREDIT" or any other form acceptable to Wells Fargo on which Applicant applies for the issuance by Wells Fargo of a Standby Credit. "BENEFICIARY" shall mean any person or entity named on an Application as the beneficiary or any person or entity who is the transferee of any such beneficiary. "COLLATERAL" shall mean the Property, together with the proceeds of such Property, securing any or all the obligations and liabilities of Applicant to Wells Fargo at any time existing under or in connection with any Letter of Credit Document and/or any Loan Document. "COMMERCIAL CREDIT" shall mean an instrument or document titled "Irrevocable Commercial Letter of Credit" or "Irrevocable Documentary Credit", or any instrument or document whatever it is titled or whether or not it is titled functioning as a commercial letter of credit, issued under or pursuant to an Application for Commercial Letter of Credit, and all renewals, extensions and amendments of such instrument or document. "COMMISSION FEE" shall mean the fee, computed at the commission fee rate specified by Wells Fargo, charged by Wells Fargo at the time or times specified by Wells Fargo on the amount of each Standby Credit and on the amount of each increase in a Standby Credit for the time period each such Standby Credit is outstanding. "CREDIT" shall mean a Standby Credit or a Commercial Credit or both as the context may require. "DEFERRED PAYMENT FEE" shall mean the fee, computed at the deferred payment fee rate specified by Wells Fargo, charged by Wells Fargo on the amount of each Demand presented under a Credit providing for deferred payment of Demands which are not time drafts, which fee will be payable when the Demand is determined by Wells Fargo to comply with such Credit and cover the time period from the date of such determination to the date such Demand is payable. "DELIVERY AUTHORIZATION" shall mean any agreement, undertaking, guarantee, indemnity, release, bond, letter, document or authorization given or executed by Wells Fargo, at its option in each case, at the request of Applicant or Applicant's agent to or in favor of a carrier or other person or entity in order to permit delivery to Applicant or Applicant's agent of Property referred to in or shipped under any Credit. "DEMAND" shall mean any sight or time draft (before it is accepted), electronic or telegraphic transmission or other written demand drawn or made, or purported to be drawn or made, under or in connection with any Credit. "DOCUMENT" shall mean any instrument, statement, certificate or other document, including, but not limited to, shipping documents, warehouse receipts and policies or certificates of insurance, referred to in or related to any Credit or required by any Credit to be presented with any Demand. "DOLLARS" shall mean the lawful currency at any time for the payment of public or private debts in the United States of America. "EVENT OF DEFAULT" shall mean any of the events set forth in Section 14 of this Agreement. "EXPIRATION DATE" shall mean the date any Credit expires. "GUARANTOR" shall mean any person or entity guaranteeing the payment and/or performance of any or all the obligations of Applicant to Wells Fargo under or in connection with any Letter of Credit Document and/or any Loan Document. "HOLDING COMPANY" shall mean any company or other entity controlling Wells Fargo. "ISSUANCE FEE" shall mean the fee, computed at the issuance fee rate specified by Wells Fargo, charged by Wells Fargo on the amount of each Commercial Credit and on the amount of each increase in a Commercial Credit at the time each Commercial Credit is issued and the time the amount of each Commercial Credit is increased. "LETTER OF CREDIT DOCUMENT" shall mean this Agreement, each Application, each Credit, each Demand and each Acceptance. "LOAN DOCUMENT" shall mean each and any promissory note, credit agreement, loan agreement, security agreement, pledge agreement, guarantee or other agreement or writing signed by Well Fargo and/or Applicant and/or any Guarantor relating to, evidencing or guaranteeing any loan or other extension of credit by Wells Fargo to Applicant under or in connection with any Letter of Credit Document. "NEGOTIATION FEE" shall mean the fee, computed at the negotiation fee rate specified by Wells Fargo, charged by Wells Fargo on the amount of each Demand when each Demand is paid or accepted. "PAYMENT OFFICE" shall mean such office of Wells Fargo specified by Wells Fargo as the office where reimbursements and other payments under or in connection with any Letter of Credit Document are to be made by Applicant. "PRIME RATE" shall mean the rate of interest most recently announced at Wells Fargo's principal office in San Francisco, California as its Prime Rate, with the understanding that the Prime Rate is one of Wells Fargo's base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo may designate. "PROPERTY" shall mean all forms of property, whether tangible or intangible, real, personal or mixed. "RATE OF EXCHANGE" shall mean Wells Fargo's then current selling rate of exchange in San Francisco, California for sales of the currency of payment of any Demand or Acceptance, or of any fees or expenses or other amounts payable under this Agreement, for cable transfer to the country of which such currency is the legal tender. "STANDBY CREDIT" shall mean an instrument or document titled "Irrevocable Standby Letter of Credit" or Irrevocable Standby Credit", or any instrument or document whatever it is titled or whether or not it is titled functioning as a standby letter of credit, issued under or pursuant to an Application for Standby Letter of Credit, and all renewals, extensions and amendments of such instrument or document. "UCP" shall mean the Uniform Customs and Practice for Documentary Credits, an International Chamber of Commerce publication, or any substitution therefor or replacement thereof. "UNPAID AND UNDRAWN BALANCE" shall mean at any time and from time to time the entire amount which has not been paid by Wells Fargo under all the Credits issued for the account of Applicant, including, but not limited to, the amount of each Demand and Acceptance on which Wells Fargo has not yet effected payment as well as the amount undrawn under all such Credits. "WELLS FARGO" shall mean Wells Fargo Bank, National Association, a national banking association.

     SECTION 2. HONORING DEMANDS AND DOCUMENTS. Applicant agrees that Wells Fargo may receive, accept and honor, as complying with the terms of any Credit, any Demand and any Documents accompanying such Demand; provided, however, that (a) such Demand and accompanying Documents appear on their face to comply substantially with the provisions of such Credit, and (b) such Demand and accompanying Documents are, or appear on their face to be, signed or issued by (i) a person or entity authorized under such Credit to draw, sign or issue such Demand and such accompanying Documents, or (ii) an administrator, executor, trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver or other legal representative or successor in interest by operation of law of any such person or entity. Notwithstanding the preceding sentence, Applicant agrees that (x) in consideration for Wells Fargo giving or executing a Delivery Authorization at its option at any time,, Wells Fargo may, in its sole discretion, receive, accept and honor, as complying with the terms of the Credit related to such Delivery Authorization, any Demand and any Documents accompanying such Demand which are presented under such Credit and relate to any Property covered by such Delivery Authorization even if such Demand or any such Document does not conform to the requirements of such Credit or is not otherwise in order or any other term or condition of such Credit has not been complied with; and
(y) in consideration for Wells Fargo issuing a Commercial Credit which, at the request of Applicant and at the option of Wells Fargo, contains provisions that (i) any Demand made under such Credit will be honored only if and when Wells Fargo receives written notice that the Property referred to in the Documents accompanying such Demand has been inspected and passed and/or released and/or approved by the United States Food and Drug Administration or by any other state or federal government agency or regulatory authority or by any other party or entity, and (ii) the Documents accompanying such Demand are to be released by Wells Fargo to Applicant or Applicant's agent for the purpose of arranging such inspection against Applicant or Applicant's agent signing a receipt for such Documents, Wells Fargo may in its sole discretion honor and accept such Demand and such Documents as complying with the terms of such Credit without having received written notice that such Property has been inspected and passed and/or released and/or approved as aforesaid (l) if such Demand and accompanying Documents appear on their face to comply substantially with all other terms of such Credit, or Applicant has waived any failure of such Demand or Documents to comply with the terms of such Credit, and (ll) if Applicant or Applicant's agent does not promptly (A) sign such a receipt with is in form and substance acceptable to Wells Fargo and (B) comply with all the terms of such receipt and (C) arrange such inspection of such Property.

SECTION 3. REIMBURSEMENT FOR PAYMENT OF DEMANDS AND ACCEPTANCES. Applicant agrees to reimburse Wells Fargo for all amounts paid by Wells Fargo on each Demand and on each Acceptance, including, but not limited to, all amounts paid by Wells Fargo on each Demand and on each Acceptance to any paying, accepting, negotiating or other bank. If in connection with the issuance of any Credit, Wells Fargo agrees to pay any other bank the amount of any payment of negotiation made by such other bank under such Credit upon receipt by Wells Fargo of a cable, telex or other written telecommunication advising Wells Fargo of such payment or negotiation, or authorizes any other bank to debit Wells Fargo's account for the amount of such payment or negotiation, Applicant agrees to reimburse Wells Fargo for all such amounts paid by Wells Fargo, or debited to Wells Fargo's account with such other bank, even if any Demand or Document specified in such Credit fails to arrive in whole or in part or if, upon the arrival of any such Demand or Document, the terms of such Credit have not been complied with or such Demand or document does not conform to the requirements of such Credit or is not otherwise in order.

     SECTION 4. FEES AND EXPENSES. Applicant agrees to pay to Wells Fargo
(a) all issuance Fees, Commission Fees, Negotiation Fees, Acceptance Fees, Deferred Payment Fees, cable fees, amendment fees, non-usance fees and cancellation fees of, and all out-of-pocket expenses incurred by, Wells Fargo under or in connection with any Letter of Credit Document, and (b) all fees and charges of banks other than Wells Fargo under or in connection with any Letter of Credit Document if any Application (i) does not indicate who will pay such fees and charges, (ii) indicates that such fees and charges are to be paid by Applicant, or (iii) indicates that such fees and charges are to be paid by the Beneficiary and the Beneficiary does not, for any reason whatsoever, pay such fees or charges. There shall be no refund of any portion of any issuance Fee or any Commission Fee in the event any Credit is used, reduced, amended, modified or terminated before its Expiration Date; and there shall be no refund of any portion of any Acceptance Fee or Deferred Payment Fee if any Acceptance or deferred payment Demand is reimbursed by Applicant before it matures.

     SECTION 5. DEFAULT INTEREST. Unless otherwise specified in any Loan Document or on an Application and agreed to by Wells Fargo, all amounts to be reimbursed by Applicant to Wells Fargo pursuant to Section 3 of the Agreement and all fees and expenses to be paid by Applicant to Wells
Fargo pursuant to Section 4 of this Agreement, and all other amounts due from Applicant to Wells Fargo under or in connection with the Letter of Credit Documents, will bear interest (to the extent permitted by law), payable on demand, from the date Wells Fargo paid the amounts to be reimbursed or the date such fees, expenses and other amounts were due until such amounts are reimbursed in full or such fees, expenses and other amounts are paid in full, at that interest rate per annum, calculated for the actual days elapsed in a year of 360 days, which is two percent (2%) above the Prime Rate in effect from time to time.

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     SECTION 6. TIME AND METHOD OF REIMBURSEMENT AND PAYMENT. Unless
otherwise specified in this Section 6, in any Loan Document or on an Application and agreed to by Wells Fargo, all amounts to be reimbursed by Applicant to Wells Fargo pursuant to Section 3 of this Agreement, all fees and expenses to be paid by Applicant to Wells Fargo pursuant to Section 4 of this Agreement, all interest due to Wells Fargo pursuant to Section 5 of this Agreement, and all other amounts due to Wells Fargo from Applicant under or in connection with the Letter of Credit Documents will be reimbursed or paid at the Payment Office in Dollars in immediately available funds without setoff or counterclaim on demand or, at Wells Fargo's option, by Wells Fargo debiting any of Applicant's accounts with Wells Fargo without presentment, protest, demand for reimbursement or payment, notice of dishonor or any other notice whatsoever, all of which are hereby expressly waived by Applicant. Such debit will be made (a) at the time each Demand is paid by Wells Fargo or on the maturity of each Acceptance, or if earlier, at the time each amount is paid by Wells Fargo to any paying, accepting, negotiating or other bank, (b) at the time each fee and expense referenced in Section 4 of this Agreement is to be paid,
(c) at the time interest is due to Wells Fargo pursuant to Section 5 of this Agreement, and (d) at the time each other amount is due under or in connection with the Letter of Credit Documents. If any Demand or Acceptance or any fee, expense, interest or other amount payable under or in connection with the Letter of Credit Documents is payable in a currency other than Dollars, Applicant agrees to reimburse Wells Fargo for all amounts paid by Wells Fargo on such Demand and on such Acceptance, and/or to pay Wells Fargo all such fees, expenses, interest and other amounts, in one of the three following ways, as determined by Wells Fargo in its sole discretion in each case; (i) at such place as Wells Fargo shall direct, in such other currency, or (ii) at the Payment Office in the Dollar equivalent of the amount of such other currency calculated at the Rate of Exchange on the date determined by Wells Fargo in its sole discretion, or
(iii) at the Payment Office in the Dollar equivalent, as determined by Wells Fargo (which determination shall be deemed correct absent manifest error), of such fees, expenses, interest or other amounts or of the actual cost to Wells Fargo of paying such Demand or Acceptance.

     SECTION 7. AGREEMENTS OF APPLICANT. Applicant agrees that (a) unless otherwise specifically provided in any Loan Document, Wells Fargo shall not be obligated at any time to issue any Credit for the account of Applicant; (b) unless otherwise specifically provided in any Loan Document, if any Credit is issued by Wells Fargo for the account of Applicant, Wells Fargo shall not be obligated to issue any further Credit for the account of Applicant or to make other extensions of credit to Applicant or in any other manner to extend any financial consideration to Applicant; (c) Wells Fargo has not given Applicant any legal or other advice with regard to any Letter of Credit Document or Loan Document; (d) if Wells Fargo at any time discusses with Applicant the wording for any Credit, any such discussion will not constitute legal or other advice by Wells Fargo or any representation or warranty of Wells Fargo that any wording or Credit will satisfy Applicant's needs; (e) Applicant is responsible for the wording of each Credit, including, but not limited to, any drawing conditions, and will not rely on Wells Fargo in any way in connection with the wording of any Credit or the structuring of any transaction related to any Credit; (f) Applicant and not Wells Fargo is responsible for entering in the contracts relating to the Credits between Applicant and the Beneficiaries and for causing Credits to be issued; (g) Wells Fargo may, as Wells Fargo deems appropriate, modify or alter and use in any Credit the terminology contained on the Application for such Credit; (h) unless the Application for a Credit specifies whether the Documents to be presented with a Demand under such Credit must be sent to Wells Fargo in one parcel or in two parcels or may be sent to Wells Fargo in any number of parcels, Wells Fargo may, if it so desires, make such determination and specify in the Credit whether such Documents must be sent in one parcel or two parcels or may be sent in any number of parcels;
(i) Wells Fargo shall not be deemed the agent of Applicant, any Beneficiary or any other user of any Credit, and neither Applicant, nor any Beneficiary nor any other user of any Credit shall be deemed an agent of Wells Fargo; (j) Applicant will promptly examine all Documents and each Credit if and when they are delivered to Applicant by Wells Fargo and, in the event of any claim of noncompliance of any Documents or any Credit with Applicant's instructions or any Application, or in the event of any other irregularity, will promptly notify Wells Fargo in writing of such noncompliance or irregularity unless such notice is given promptly; (k) all directions and correspondence relating to any Letter of Credit Document are to be sent at the risk of Applicant; (l) if any Credit has a provision concerning the automatic extension of the Expiration Date of such Credit, Wells Fargo may, at its sole option, give notice of nonrenewal of such Credit and if Applicant does not at any time want such Credit to be renewed Applicant will so notify Wells Fargo at least fifteen
(15) calendar days before Wells Fargo is to notify the Beneficiary of such Credit or any advising bank of such nonrenewal pursuant to the terms of such Credit; (m) Applicant will not seek to obtain, apply for, or acquiesce in any temporary restraining order, restraining order, preliminary injunction, permanent injunction or any type of pretrial or permanent injunctive relief or any similar relief, however named, restraining, prohibiting or enjoining Wells Fargo, any of Wells Fargo's correspondents or any advising, confirming, negotiating, paying, accepting or other bank from paying or negotiating any Demand or creating or paying any Acceptance or honoring any other obligation under or in connection with any Credit; and (n) except for any of Applicant's obligations which are specifically affected by the actions referred to in subsection (vi) of this Section 7(n), Applicant's obligations under or in connection with each Letter of Credit Document and each Loan Document shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of each such Letter of Credit Document and each such Loan Document under all circumstances whatsoever, including, but not limited to, the following circumstances and the circumstances listed in Section 13(b) through (bb) of this Agreement; (i) any lack of validity or enforceability of any Letter of Credit Document, any Loan Document, any Document or any agreement relating to any Letter of Credit Document, any Loan Document or any Document; (ii) any amendment of or waiver relating to, or any consent to or departure from, any Letter of Credit Document, any Loan Document or any Document; (iii) any release or substitution at any time of any Property which may be held as Collateral;
(iv) the existence of any claim, set-off, defense or other right which Applicant may have at any time against Wells Fargo or any Beneficiary (or any person or entity for whom any Beneficiary may be acting) or any other person or entity, whether under or in connection with any Letter of Credit Document, any Loan Document or any Property referred to in or related to any Letter of Credit Document, any Loan Document or any Document or under or in connection with any unrelated transaction; (v) any breach of contract or other dispute between or among any two or more of Applicant, Wells Fargo, any Beneficiary, any transferee of any Beneficiary, any person or entity for whom any Beneficiary or any transferee of any Beneficiary may be acting, or any other person or entity; or (vi) any delay, extension of time, renewal, compromise or other indulgence granted or agreed to by Wells Fargo with or without notice to, or approval by, Applicant in respect of any of Applicant's indebtedness or other obligations to Wells Fargo under or in connection with any Letter of Credit Document or any Loan Document.

     SECTION 8. COMPLIANCE WITH LAWS AND REGULATIONS. Applicant represents and warrants to Wells Fargo that no Application, Credit or transaction under any Application and/or any Credit will contravene any law or regulation of the government of the United States or any state thereof. Applicant agrees (a) to comply with all federal, state and foreign exchange regulations and other government laws and regulations now or hereafter applicable to any Letter of Credit Document, to any payments under or in connection with any Letter of Credit Document, to each transaction under or in connection with any Letter of Credit Document, or to the import, export, shipping or financing of the Property referred to in or shipped under or in connection with any Credit, and (b) to reimburse Wells Fargo for such amounts as Wells Fargo may be required to expend as a result of such laws or regulations, any change in such laws or regulations or any change in the interpretation of such laws or regulations by any court or administrative or government authority charged with the administration of such laws or regulations.

     SECTION 9. TAXES, RESERVES AND CAPITAL ADEQUACY REQUIREMENTS. In addition to, and notwithstanding, any other provision of any Letter of Credit Document or any Loan Document, in the event that any law, treaty, rule, regulation, guideline, request, order, directive or determination (whether or not having the force of law) of or from any government authority, including, but not limited to, any court, central bank or government regulatory authority, or any change therein or in the interpretation or application thereof, (a) does or shall subject Wells Fargo to any tax of any kind whatsoever with respect to the Letter of Credit Documents or the Loan Documents, or change the basis of taxation of payments to Wells Fargo of any amount payable thereunder (except for changes in the rate of tax on the net income of Wells Fargo); or (b) does or shall impose, modify or hold applicable any reserve, special deposit, assessment, compulsory loan, Federal Deposit Insurance Corporation insurance or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances or loans by, other credit extended by or any other acquisition of funds by, any office of Wells Fargo; or (c) does or shall impose, modify or hold applicable any capital adequacy requirements (whether or not having the force of law); or (d) does or shall impose on Wells Fargo any other condition; and the result of any of the foregoing is (i) to increase the cost to Wells Fargo of issuing or maintaining any Credit or of performing any transaction under any Letter of Credit Document or any Loan Document, or (ii) to reduce any amount receivable by Wells Fargo under any Letter of Credit Document or any Loan Document, or (iii) to reduce the rate of return on the capital of Wells Fargo or the Holding Company to a level below that which Wells Fargo or the Holding Company could have achieved but for any imposition, modification or application of any capital adequacy requirement (taking into consideration the policy of Wells Fargo or the Holding Company, as the case may be, with respect to capital adequacy), and any such increase or reduction is material (as determined by Wells Fargo in its sole discretion); then, in any such case, Applicant agrees to pay to Wells
Fargo such amount or amounts as may be necessary to compensate Wells Fargo or the Holding Company for (1) any such additional cost, (2) any reduction in the amount received by Wells Fargo under any Letter of Credit Document or any Loan Document, or (3) to the extent allocable (as determined by Wells Fargo in its sole discretion) to any Letter of Credit Document or any Loan Document, any reduction in the rate of return on the capital of Wells Fargo or the Holding Company.

     SECTION 10. COLLATERAL. Applicant grants to Wells Fargo a security interest in and to the following Collateral, whether or not any such Collateral is in Wells Fargo's possession or control or in the possession or control of Wells Fargo's agents or correspondents or in transit to, or set apart for, Wells Fargo or any of Wells Fargo's agents or correspondents: (a) with respect to each Commercial Credit and until such time as all the obligations and liabilities of Applicant to Wells Fargo at any time existing under or in connection with each Commercial Credit and the Letter of Credit Documents and Loan Documents related to such Commercial Credit have been fully paid and discharged, all as security for such obligations and liabilities, (i) all Property referred to in each Commercial Credit or at any time shipped under or pursuant to each Commercial Credit or in any way related to each Commercial Credit or to any Demand made or Acceptance created under each Commercial Credit, whether or not Wells Fargo receives the Documents covering such Property or releases such Documents to Applicant on trust or bailee receipt or otherwise, (ii) all Documents accompanying any Demand made under each Commercial Credit, and (iii) all the proceeds of the Property and the Documents referred to in subsections (i) and (ii) of this Section 10(a).

If any temporary restraining order, restraining order, preliminary injunction, permanent injunction or any type of pretrial or permanent injunctive relief or any similar relief, however named, is obtained restraining, prohibiting or enjoining Wells Fargo, any of Wells Fargo's correspondents or any advising, confirming, negotiating, paying, accepting or other bank from paying or negotiating any Demand or creating or paying any Acceptance or honoring any other obligation under or in connection with any Credit. Applicant agrees that the receipt by Wells Fargo or any of Wells Fargo's agents or correspondents or any time of any kind of security, including, but not limited to, cash, shall not be deemed a waiver of any of Wells Fargo's rights or powers under this Agreement. Applicant agrees to sign and deliver to Wells Fargo on demand of Wells Fargo all such deeds of trust, security agreements, financing statements and other documents as Wells Fargo shall at any time request which are necessary or desirable (in the sole opinion of Wells Fargo) to grant to Wells Fargo an effective and perfected security interest in and to any or all of the Collateral. Applicant agrees to pay all filing and recording fees related to the perfection of any security interests granted to Wells Fargo in accordance with this Section 10. Applicant hereby agrees that any or all of the Collateral may be held and disposed of by Wells Fargo as provided in this Agreement. Upon any transfer, sale, delivery, surrender or endorsement of any Document or Property which is or was part of the Collateral, Applicant will indemnify and hold Wells Fargo and Wells
Fargo's agents and correspondents harmless from and against each and every claim, demand, action or suit which may arise against Wells Fargo or any such agent or correspondent by reason of such transfer, sale, delivery, surrender or endorsement.

     SECTION 11. LICENSES AND INSURANCE FOR PROPERTY. Applicant agrees (a) to procure promptly any necessary import, export or other licenses for import, export of shipping of the Property referred to in or shipped under, pursuant to or in connection with any Commercial Credit; (b) to furnish such instruments, certificates and other documents as Wells Fargo may at any time require with respect to such import, export or other licenses and with respect to the compliance by Applicant with all federal, state and foreign government laws, regulations, guidelines, requests, directives and/or determinations with regard to the import, export, shipping and financing of the Property referred to in or shipped under, pursuant to or in connection with any Commercial Credit; (c) to keep such Property adequately covered by insurance in amounts, against risks and with companies satisfactory to Wells Fargo; (d) to assign the policies or certificates of insurance to Wells Fargo, or to make the loss or adjustment, if any, payable to Wells Fargo, at its option; and (e) to furnish to Wells Fargo, upon demand of Wells Fargo, evidence of such insurance and/or evidence of acceptance by the insurers of the assignment of such policies or certificates of insurance. Should the insurance on any Property referred to in or shipped under, pursuant to or in connection with any Commercial Credit for any reason be unsatisfactory to Wells Fargo, Wells Fargo may, at Applicant's expense, obtain insurance satisfactory to Wells Fargo.

     SECTION 12. INDEMNIFICATION. Except to the extent caused by Wells Fargo's lack of good faith, gross negligence or willful misconduct, and notwithstanding any other provision of this Agreement, Applicant agrees to reimburse and indemnify Wells Fargo for (a) all amounts paid by Wells Fargo to any person or entity under or in connection with any Delivery Authorization; (b) all amounts paid by Wells Fargo to any Beneficiary under or in connection with any guarantee or similar undertaking issued by such Beneficiary to a third party at the request of Applicant, whether such request is communicated directly by Applicant or through Wells Fargo to such Beneficiary; and (c) all damages, losses, liabilities, actions, claims, suits, penalties, judgments, obligations, costs or expenses, of any kind whatsoever and howsoever caused, including, but not limited to, attorneys' fees and interest, paid, suffered or incurred by, or imposed upon, Wells Fargo directly or indirectly arising out of or in connection with (i) any Letter of Credit Document, any Loan Document, any Document or any Property referred to in or related to any Credit; (ii) the issuance of any Credit; (iii) the transfer of any Credit: (iv) any Delivery Authorization; (v) any guarantee or similar undertaking, or any transactions thereunder, issued by any Beneficiary to a third party at the request of Applicant, whether such request is communicated directly by Applicant or through Wells Fargo to such Beneficiary; (vi) any communication made by Wells Fargo, on the instructions of Applicant, to any Beneficiary requesting that such Beneficiary issue a guarantee or similar undertaking to a third party or the issuance of any such guarantee or similar undertaking; (vii) the collection of any amounts owed to Wells Fargo by Applicant under or in connection with any Letter of Credit Document or any Loan Document; (viii) the foreclosure against, or other enforcement of, any Collateral; (ix) the protection, exercise or enforcement of Wells Fargo's rights and remedies under or in connection with any Letter of Credit Document or any Loan Document; (x) any court decrees or orders, including, but not limited to, temporary restraining orders, restraining orders, preliminary injunctions, permanent injunctions or any type of pretrial or permanent injunctive relief or any similar relief, however named, restraining, prohibiting or enjoining or seeking to restrain, prohibit or enjoin Wells Fargo, any of Wells Fargo's corespondents or any advising, confirming, negotiating, paying, accepting or other bank from paying or negotiating any Demand or creating or paying any Acceptance or honoring any other obligation under or in connection with any Credit; or (xi) any Credit being governed by laws or rules other than the UCP in effect on the date such Credit is issued. The indemnity provided in this Section 12 will survive the termination of this Agreement and the expiration or cancellation of any or all the Credits.

     SECTION 13. LIMITATION OF LIABILITY. Notwithstanding any other provision of this Agreement, neither Wells Fargo nor any of its agents or correspondents will have any liability to Applicant for any action, neglect or omission, if done in good faith, under or in connection with any Letter of Credit Document, Loan Document or Credit, including, but not limited to, any issuance or amendment of any Credit, the failure to issue or amend any Credit, or the honoring or dishonoring of any Demand under any Credit, and such good faith action, neglect or omission will bind the Applicant. Notwithstanding any other provision of any Letter of Credit Document, in no event shall Wells Fargo, its officers or directors be liable or responsible, regardless of whether any claim is based on contract or tort, for (a) any special, consequential, indirect or incidental damages, including, but not limited to, lost profits, arising out of or in connection with the issuance of any Credit or any action taken or not taken by Wells Fargo in connection with any Letter of Credit Document, any Loan Document or any Document or Property referred to in or related to any Credit; (b) the honoring of any Demand or Acceptance in accordance with any order or directive of any court or government or regulatory body or entity requiring such honor despite any temporary restraining order, restraining order, preliminary injunction, permanent injunction or any type of pretrial or permanent injunctive relief or any similar relief, however named, restraining, prohibiting or enjoining such honor; (c) the use which may be made of any Credit; (d) the validity of any purported transfer of any Credit or the identity of any purported transferee of any Beneficiary; (e) any acts or omissions of any Beneficiary or any other user of any Credit; (f) the existence, character, quality, quantity, condition, packing, value or delivery of the Property referred to in or related to any Credit or purporting to be represented by any Document; (g) any difference in the character, quality, quantity, condition or value of the Property referred to in or related to any Credit or purporting to be represented by any Document from that expressed in any Credit or any Document; (h) the time, place, manner or order in which shipment is made of, or the failure or omission to ship, or the partial or incomplete shipment of, any or all of the Property referred to in or related to any Credit or any Document; (i) the form, validity, sufficiency, correctness, genuineness or legal effect of any Demand or any Document, or of any signatures or endorsements on any Demand or Document, even if any Demand or any Document should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (j) any deviation from instructions, delay, default or fraud by the shipper or anyone else in connection with any Document or any Property referred to in or related to any Credit or the shipping of any such Property; (k) any delay in giving or failure to give any notice, including, but not limited to, notice of arrival of any Property referred to in or related to any Credit or any Document; (l) any delay in arrival or failure to arrive of any Property referred to in or related to any Credit or any Document; (m) any breach of contract between the shippers or vendors and the consignees or buyers; (n) the character, adequacy, validity or genuineness of any insurance or the solvency or responsibility of any insurer of any risk; (o) the solvency of any person or entity issuing any Document or the responsibility of any such person or entity for, or the relationship of any such person or entity to, any Property referred to in or related to any Document; (p) payment or acceptance by Wells Fargo of any Demand when the Demand and any Documents which accompany such Demand appear on their face to comply substantially with the terms of the Credit to which they relate or dishonor by Wells
Fargo of any Demand when the Demand and any Documents which accompany such Demand do not strictly comply on their face with the terms of the Credit to which they relate; (q) the failure of any Demand or Document to bear any reference or adequate reference to the Credit to which it relates; (r) the failure of any Document to accompany any Demand; (s) the failure of any person or entity to note the amount of any Demand on the Credit to which it relates or on any Document; (t) the failure of any person or entity to surrender or take up any Credit; (u) the failure of any Beneficiary to comply with the terms of any Credit or to meet the obligations of such Beneficiary to Applicant; (v) the failure of any person or entity to send or forward Documents if and as required by the terms of any Credit; (w) any errors, inaccuracies, omissions, interruptions or delays in transmission or delivery of any messages, directions or correspondence by mail, cable, telegraph, wireless or otherwise, whether or not they are in cipher; (x) any notice of nonrenewal of a Credit sent by Wells Fargo not being received on time or at any time by the Beneficiary of such Credit; (y) any inaccuracies in the translation of any messages, directions or correspondence, (z) any Beneficiary's use of the proceeds of any Demand or Acceptance; (aa) any Beneficiary's failure to repay to Wells Fargo or Applicant the proceeds of any Demand or Acceptance if the terms of any Credit require such repayment; (bb) any act, error, neglect, default, negligence, gross negligence, omission, willful misconduct, lack of good faith, insolvency or failure in business of any of Wells Fargo's agents or correspondents or of any advising, confirming, negotiating, paying, accepting or other bank. The occurrence of any one or more of the contingencies referred to in the preceding sentence shall not affect, impair or prevent the vesting of any of Wells Fargo's rights or powers under this Agreement or any Loan Document or Applicant's obligation to make reimbursement or payment to Wells Fargo under this Agreement or any Loan Document. The provisions of this Section
13 will survive the termination of this Agreement and any Loan Documents and the expiration or cancellation of any or all the Credits.

     *SECTION 14. EVENTS OF DEFAULT.*

     SECTION 15. REMEDIES: Upon the occurrence and continuance of any Event of Default, Wells Fargo may, as it may at any time during the term of this Agreement, exercise its rights under Section 7 of this Agreement and refuse to issue any Credit or Credits for the account of Applicant, and all amounts paid by Wells Fargo on any Demand or Acceptance which have not previously been repaid to Wells Fargo, together with all interest on such amounts, and the Unpaid and Undrawn Balance, if any, shall automatically be owing by Applicant to Wells Fargo and shall be due and payable by Applicant on demand. Applicant agrees that upon payment of the Unpaid and Undrawn Balance to Wells Fargo Applicant shall have no further legal or equitable interest therein, and that Wells Fargo will not be required to segregate on its books or records the Unpaid and Undrawn Balance paid by Applicant. After Wells Fargo receives the Unpaid and Undrawn Balance, Wells Fargo agrees to pay to Applicant upon termination of all of Wells Fargo's liability under all the Credits, Demands and Acceptances, a sum equal to the amount which has not been drawn under all the Credits less all amounts due and owing to Wells Fargo from Applicant under or in connection with the Letter of Credit Documents and the Loan Documents. Further, upon the occurrence and continuance of any Event of Default, Wells Fargo may sell immediately, without demand for payment, advertisement or notice to Applicant, all of which are hereby expressly waived, any and all Collateral, received or to be received, at private sale or public auction or at brokers' board or upon any exchange or otherwise, at Wells Fargo's option, in such parcel or parcels, at such time or times, at such place or places, for such price or prices and upon such terms and conditions as Wells Fargo may deem proper, and Wells Fargo may apply the net proceeds of such sale or sales, together with any deposit balances and any sums credited by or due from Wells Fargo to Applicant in a general account or otherwise, to the payment of any and all obligations and liabilities due to Wells Fargo by Applicant under or in connection with the Letter of Credit Documents and the Loan Documents, all without prejudice to the rights of Wells Fargo against Applicant with respect to any and all such obligations and liabilities which may be or remain unpaid. If any sale pursuant to the preceding sentence be at brokers' board or at public auction or upon any exchange, Wells Fargo may itself be a purchaser at such sale free from any right of redemption, which Applicant hereby expressly waives and releases. All rights and remedies of Wells Fargo existing under the Letter of Credit Documents and the Loan Documents are in addition to, and not exclusive of, any rights or remedies otherwise available to Wells Fargo under applicable law.

     SECTION 16. SETOFF. In addition to any rights now or hereafter granted under applicable law, and not by way of limitation of any such rights, upon the occurrence and continuance of any Event of Default, Wells Fargo is hereby authorized by Applicant at any time or from time to time, without notice to Applicant or to any other person (any such notice being hereby expressly waived by Applicant) to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit), whether matured or unmatured, and any other indebtedness at any time held or owing by Wells Fargo to or for the credit or the account of Applicant, against and on account of the obligations and liabilities of Applicant to Wells Fargo under or in connection with any of the Letter of Credit Documents or the Loan Documents, irrespective of whether or not Wells Fargo shall have made any demand for payment of any or all such obligations and liabilities or declared any or all such obligations and liabilities to be due and payable, and although any or all such obligations and liabilities shall be contingent or unmatured.

     SECTION 17. WAIVERS. Applicant agrees that no delay, extension of time, renewal, compromise or other indulgence which may occur or be granted by Wells Fargo under any Letter of Credit Document or any Loan Document from time to time shall impair Wells Fargo's rights or powers under this Agreement or any Application. Wells Fargo shall not be deemed to have waived any of its rights under this Agreement or any Application unless such waiver is in writing signed by an authorized representative of Wells Fargo. No such waiver, unless expressly provided in such waiver, shall be effective as to any transactions which occur subsequent to the date of such waiver, or as to any continuance of any Event of Default after such waiver. No amendment or modification of this Agreement shall be effective unless such amendment or modification is in writing signed by authorized representatives of Wells Fargo and Applicant.

     SECTION 18. AMENDMENTS AND MODIFICATIONS TO CREDITS. At the request or with the consent of Applicant and without affecting the obligations of Applicant under this Agreement, Wells Fargo may, but will not be obligated to, (a) increase the amount of any Credit, (b) extend the time for, and amend or modify the terms and conditions governing, the making and honoring of any Demand, Acceptance or Document or any other terms and conditions of any Credit, or (c) waive the failure of any Demand or Document to comply with the terms of the Credit to which it relates. No amendment to, or modification of, the terms of any Credit will become effective if the Beneficiary of such Credit or any confirming bank objects to such amendment or modification. If any Credit is amended or modified in accordance with this Section 18, Applicant shall be bound by, and obligated under, the provisions of this Agreement with respect to such Credit as so amended or modified and any action taken by Wells Fargo or any advising, confirming, negotiating, paying, accepting or other bank in accordance with such amendment or modification.

     SECTION 19. SUCCESSORS AND ASSIGNS. Applicant agrees that the terms and conditions of this Agreement and each Application shall bind the heirs, executors, administrators, successors and assigns of Applicant, and that all rights, benefits and privileges conferred on Wells Fargo under or in connection with each Letter of Credit Document and each Loan Document shall be and hereby are extended to, conferred upon and may be enforced by the successors and assigns of Wells Fargo. Applicant will not assign this Agreement or Applicant's obligations or liabilities under or in connection with any Letter of Credit Document or any Loan Document to any person or entity without the prior written approval of Wells Fargo.

     SECTION 20. GOVERNING LAW. This Agreement and each Application, and the performance by Applicant and Wells Fargo under this Agreement and each Application, shall be governed by and be construed in accordance with the laws of the State of California. Unless Wells Fargo otherwise specifically agrees in writing, each Credit, even if it is not a documentary credit, the opening of each Credit, the performance by Wells Fargo under each Credit, and the performance by the Beneficiary and any advising, confirming, negotiating, paying, accepting or other bank under each Credit, shall be governed by and be construed in accordance with the UCP in force on the date of the issuance of each Credit.

     *SECTION 21. JURISDICTION AND SERVICE OF PROCESS. Any suit, action or proceeding against Applicant under or with respect to any Letter of Credit Document may, at Wells Fargo's sole option, be brought in (a) the courts of the State of California, (b) the United States District Courts in California, (c) the courts of the jurisdiction of Applicant's incorporation or principal office, or (d) the courts of the jurisdiction where any Beneficiary, any advising, confirming, negotiating, paying, accepting or other bank, or any other person or entity has brought any suit, action or proceeding against Wells Fargo with respect to any Credit, any Demand or any Acceptance, and Applicant hereby submits to the nonexclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment and waives any other preferential jurisdiction by reason of domicile. Applicant further agrees that it will accept joinder in any suit, action or proceeding brought in any court or jurisdiction against Wells Fargo by any Beneficiary, any advising, confirming, negotiating, paying, accepting or other bank or any other person or entity with respect to any Credit, any Demand or any Acceptance. Applicant irrevocably waives trial by jury and any objection, including, but not limited to, any objection of the laying of venue or any objection based on the grounds of FORUM NON CONVENIENS, which Applicant may now or hereafter have to the bringing of any such action or proceeding. Applicant further waives any right to transfer or change the venue of any suit, action or proceeding brought against Applicant by Wells Fargo under or in connection with any Letter of Credit Document. Applicant irrevocably consents to the service of process in any action or proceeding in any court by the mailing of copies thereof by registered or certified mail, postage prepaid, to Applicant at its address specified next to its signature on this Agreement or at such other address as Applicant shall have notified to Wells Fargo in writing, such service to be effective ten (10) days after such mailing.

     SECTION 22. JOINT APPLICANTS. If this Agreement is signed by more than one person or entity, each Applicant agrees that this Agreement and the Applications shall be the joint and several agreement of all such Applicants and that all references to Applicant in this Agreement and the Applications shall refer to all such Applicants jointly and severally.

     SECTION 23. SEVERABILITY. Any provision of any Letter of Credit Document which is prohibited or unenforceable in any jurisdiction shall be, only as to such jurisdiction, ineffective to the extent of such prohibition or unenforceability, but all the remaining provisions of such Letter of Credit Document and all the other Letter of Credit Documents shall remain valid.

     SECTION 24. HEADINGS. The headings used in this Agreement are for convenience of reference only and shall not define or limit the provisions of this Agreement.

     SECTION 25. COMPLETE AGREEMENT. This Agreement and the Application for each Credit contain the entire agreement of Wells Fargo and Applicant with respect to such Credit; provided, however, that such entire agreement will also include any written document or instrument signed by Wells Fargo and/or Applicant, and approved by Wells Fargo, which specifically references this Agreement, any Application or any Credit. Except as specifically provided in this Agreement, in any Application or in any written document or instrument referred to in the preceding sentence, no statements or representations not contained in this Agreement, such Application or such written document or instrument shall have any force or effect on this Agreement, such Application or such written document or instrument.

     This agreement is signed by Applicant's duly authorized representative or representatives on the date specified below.

     *See attached ADDENDUM TO CONTINUING STANDBY AND COMMERCIAL LETTER OF CREDIT AGREEMENT

                                  INTERNATIONAL RECTIFIER CORPORATION
- - - --------------------------------  ---------------------------------------
           ADDRESS                             APPLICANT

                                  By: /s/ Michael P. McGee
- - - --------------------------------     ------------------------------------

Date: July 1, 1994                Vice President, Chief Financial Officer
- - - --------------------------------  ---------------------------------------
                                                 TITLE

                                  By:
                                     ------------------------------------

                                    ADDENDUM
                            TO CONTINUING STANDBY AND
                      COMMERCIAL LETTER OF CREDIT AGREEMENT

THIS ADDENDUM FORMS AN INTEGRAL PART OF THE CONTINUING STANDBY AND COMMERCIAL LETTER OF CREDIT AGREEMENT DATED AS OF JULY 1, 1994 SIGNED BY INTERNATIONAL RECTIFIER CORPORATION IN FAVOR OF WELLS FARGO BANK, N.A.

     International Rectifier Corporation (the "Applicant") hereby agrees to the following with respect to the above-referenced Continuing Standby and Commercial Letter of Credit Agreements (the "Letter of Credit Agreement"):

     1. EVENTS OF DEFAULT. The only Event of Default under the Letter of Credit Agreement will be the occurrence and continuance of any Event of Default under the Revolving Credit Agreement dated as of July 1, 1994 (the "Credit Agreement") between the Applicant and Wells Fargo Bank, N.A. ("Wells Fargo").

     2. JURISDICTION AND SERVICE OF PROCESS. In addition to the provisions on jurisdiction and service of process in the Letter of Credit Agreement, Wells Fargo agrees that any suit, action or proceeding against Wells Fargo under or with respect to any Letter of Credit Document may, at Applicant's sole option, be brought in (a) the courts of the State of California, (b) the United States District Courts in California, or
          (c) the courts of the jurisdiction of Applicant's incorporation or principal office, and Wells Fargo hereby submits to the nonexclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment and waives any other preferential jurisdiction by reason of domicile. Wells Fargo irrevocably waives trial by jury and any objection, including, but not limited to, any objection of the laying of venue or any objection based on the grounds of FORUM NON CONVENIENS which Wells Fargo may now or hereafter have to the bringing of any such action or proceeding. Wells Fargo further waives any right to transfer or change the venue of any suit, action or proceeding brought against Wells Fargo by Applicant under or in connection with any Letter of Credit Document. Wells Fargo irrevocably consents to the service of process in any action or proceeding in any court by the mailing of copies thereof by registered or certified mail, postage prepaid, to Wells Fargo at its address on an Application or at such other address as Wells Fargo shall have notified to Applicant in writing, such service to be effective ten (10) days after such mailing.

     This Addendum to Continuing Standby and Commercial Letter of Credit Agreement is signed by Applicant's and Wells Fargo's duly authorized representative or representatives on 1 July, 1994.

INTERNATIONAL RECTIFIER CORPORATION     WELLS FARGO BANK, N.A.

By:  /s/  Michael McGee                 By:  /s/  Daniel S. Silmore
   -------------------------------         -------------------------------------

   Title:  Vice President,                 Title:  Assistant Vice President
         -------------------------               -------------------------------
           Chief Financial Officer


By:
   -------------------------------

   Title:
         -------------------------